SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE 2011

ANNUAL MEETING

AND THE 2011

PROXY STATEMENT

    WEYERHAEUSER COMPANY

DEAR SHAREHOLDER:

I am pleased to invite you to attend your company’s annual meeting of shareholders at 9:00 a.m., Thursday, April 14, 2011, at the Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington. A map and directions to the building are on the back cover.

A notice of the annual meeting and the proxy statement follow. Your vote is important. Whether or not you plan to attend the annual meeting in person, I urge you to vote your shares by phone, via the internet or by signing, dating and returning the enclosed proxy card promptly.

Sincerely,

Charles R. Williamson

Chairman of the Board

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	April 14, 2011
Meeting Time:	9:00 a.m. PDT
Location:	Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

Record Date:	February 18, 2011

Agenda

The Company’s Annual Meeting of Shareholders will be held April 14, 2011 to:

•	elect three directors;
•	take action on a proposal to amend the Company’s Articles of Incorporation to give shareholders the right to call special meetings;
•	approve on an advisory basis the compensation of the named executive officers;
•	advise on the frequency of the advisory vote on executive compensation;
•	approve, on an advisory basis, the appointment of auditors; and
•	transact any other business that may be properly brought before the annual meeting.

Admission

All shareholders are invited to attend the annual meeting. You will need an admission ticket or proof of ownership of Weyerhaeuser common stock, as well as a form of personal photo identification, to be admitted to the annual meeting.

The annual meeting will be held at the Weyerhaeuser Company Corporate Headquarters Building in Federal Way, Washington. Seating will be limited and on a first come basis. Please refer to page 3 of this Proxy Statement for information about attending the meeting.

Voting

Shareholders owning Weyerhaeuser common stock on the Record Date, or their legal proxy holders, are entitled to vote at the annual meeting. For information on how to vote your shares, please refer to the instructions on the enclosed proxy card or review the section titled “Proxy and Voting Information” on pages 2 and 3 of this Proxy Statement.

This Proxy Statement, form of proxy and Weyerhaeuser Company 2010 Annual Report are being distributed to shareholders on or about March 9, 2011.

The 2010 Annual Report and this Proxy Statement can be viewed at http://bnymellon.mobular.net/bnymellon/wy in accordance with Securities and Exchange Commission rules.

Claire S. Grace

Vice President and Corporate Secretary

Federal Way, Washington

2011 PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

March 10, 2010

PROXY AND VOTING INFORMATION

Weyerhaeuser Company (the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Thursday, April 14, 2011 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

The only securities eligible to vote at the annual meeting are the Company’s common shares. Proxy cards are enclosed for shareholders who hold common shares.

Only shareholders of record at the close of business on February 18, 2011 will be eligible to vote at the annual meeting. On that date, 537,184,837 common shares were outstanding. Each common share entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the board of directors of the Company. A proxy may be revoked by notice in writing to the Corporate Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

Washington law provides that any shareholder action at a meeting requires that a quorum exist with respect to that action. A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote. Under Washington law and the Company’s Articles of Incorporation, if a quorum is present at the meeting:

•	the three nominees for election as directors will be elected to the board of directors if the votes cast for each nominee exceed the votes cast against the nominee;
•

the proposal to amend the Company’s Articles of Incorporation to provide for the right of shareholders to call special meetings will be approved if the holders of a majority of the Company’ outstanding common stock cast votes in favor of the proposal;

•

management’s proposal to approve the compensation of the named executive officers as disclosed in the proxy statement will be approved if the votes cast in favor of the proposal exceeds the votes cast against the proposal; and

•

in the advisory vote on the frequency of the advisory vote on executive compensation, the alternative receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that shareholders approve. However, in its adopting release, the SEC counseled that a shareholder proposal asking that a different period of time be used could be excluded from a the Company’s proxy statement in the future under the SEC regulations only if, in the most recent shareholder vote on the frequency of say-on-pay votes, a single frequency (i.e., one, two or three years) received the support of a majority of the votes cast, not simply the most votes cast, and the Company adopted a policy on the frequency of say-on-pay votes consistent with that choice.

It is important to understand that if you hold your shares through a broker, you must give your broker specific instructions on how to vote your shares for them to be counted as votes cast on a number of matters being considered at the meeting and to affect the outcome of those votes.

If your shares are held in street name on your behalf (you own shares in the name of a bank, broker or other holder of record), the broker or other registered holder must receive explicit voting instructions from you to be able to vote on the election of directors and on management’s proposals regarding executive compensation and the frequency of the advisory vote on executive compensation. Brokers do not have discretion to vote on these matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your broker explicit instructions, your shares will not be voted on these matters.

It is important to understand that your decision to vote for or against a proposal, to withhold your vote or to send in a proxy card on which you have left the direction blank may have a different effect depending on the vote needed to approve a matter.

In the election of directors and management’s proposals regarding executive compensation and the frequency of the advisory vote on executive compensation, certain shares present at the meeting are counted as not voted and have no effect on the matter being considered. These include any shares represented by ballots:

•	marked as abstaining,
•	left blank or
•	marked withheld.

In the vote on the proposal made by the board of directors to amend the Company’s Articles of Incorporation, any action other than a vote for the proposal will have the effect of being a vote against the proposal.

The Company’s annual report to shareholders for 2010 is being mailed with this proxy statement to shareholders entitled to vote at the 2011 annual meeting.

VOTING INFORMATION

You may vote your shares in one of several ways, depending upon how you own your shares.

Shareholders of record (you own shares in your own name) can vote by telephone, on the Internet or by mail as described below. Street name shareholders (you own shares in the name of a bank, broker or other holder of record) should refer to the proxy form or the information you receive from the record holder to see which voting methods are available to you.

•	Voting by Telephone. Call the toll-free number listed on the proxy card and follow the instructions. You will need to have your proxy card with you when you call.
•	Voting on the Internet. Go to www.proxyvoting.com/wy and follow the instructions. You will need to have your proxy card with you when you link to the web site.
•	Voting by Mail. Complete, sign, date and return the enclosed proxy card or voting instruction card in the envelope provided.
•

Voting at the annual meeting. If you decide to attend the meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the annual meeting or you may complete a ballot that will be distributed at the meeting.

If you are a street name shareholder, you must obtain a proxy, executed in your favor, from your broker or the holder of record to be able to vote at the annual meeting.

INFORMATION ABOUT THE MEETING

Attendance at the annual meeting is limited to shareholders. The meeting will be held at Weyerhaeuser’s Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington.

If you are a shareholder of record, an admission ticket is attached to your proxy card. You must present this admission ticket at the registration desk to be allowed into the annual meeting. If you plan to attend the annual meeting, please vote your proxy, but keep the admission ticket and bring it to the annual meeting along with photo identification. If you arrive at the meeting without your admission ticket, we will admit you only if you have photo identification and we are able to verify that you are a shareholder of record.

If you are a street name shareholder and you plan to attend the annual meeting, you must present proof of your ownership of Weyerhaeuser common shares as of the record date, February 18, 2011. Acceptable proof would be an original bank or brokerage account statement as of that date. You also must present photo identification to be admitted. If you arrive at the meeting without proof of your ownership of common shares as of the record date, you will not be admitted to the meeting.

If you are a street name shareholder and intend to designate a proxy holder, the designee must present:

•	your original signed form of proxy;
•	proof of your ownership of common shares (such as a bank or brokerage statement) as of the record date, February 18, 2011; and
•	photo identification.

If we cannot verify that you are a shareholder, your designee will not be admitted to the meeting.

If you are hearing impaired or require other special accommodations due to disability, please contact the Corporate Secretary prior to the meeting to indicate the accommodations that you will need.

No banners, placards, signs, literature for distribution, cameras, recording equipment, electronic devices, including cell phones, large bags, briefcases or packages will be permitted in the annual meeting.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this proxy statement information that we file with the SEC.

This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this proxy statement. The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (except for information in this document that is deemed not to be filed) is incorporated by reference.

This proxy statement incorporates important business and financial information about the Company from other documents that are not included in or delivered with this document. The information relating to us contained in this proxy statement is not complete and should be read together with the information contained in the documents incorporated by reference. To receive a copy of any of the documents incorporated by reference in this proxy statement, other than exhibits unless they are specifically incorporated by reference in this proxy statement, call or write to our Vice President of Investor Relations at Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, telephone (253) 924-2058. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public at the SEC’s web site at http://www.sec.gov.

ITEM 1. ELECTION OF DIRECTORS

Previously, the Company’s Articles of Incorporation provided that the directors of the Company are classified into three classes and that each class should be as nearly equal in number as possible. At the annual shareholders’ meeting held in 2010, shareholder approved an amendment to the Articles of Incorporation to declassify the board. Consequently, directors elected at any meeting beginning with this meeting in 2011 will be elected for only one year. The board of directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 10. The three persons identified below are nominated to be elected at the 2011 annual meeting for one-year terms expiring at the 2012 annual meeting. All of the nominees currently are directors of the Company elected by the shareholders.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the board of directors. The board of directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

The biography of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance and Corporate Responsibility Committee and the board to determine that the person should serve as a director for the Company beginning in 2011.

NOMINEES FOR ELECTION

TERMS EXPIRES IN 2012

Wayne W. Murdy, 66, a director of the Company since January 2009, held various management positions with Newmont Mining Corporation (international mining) from 1992 until his retirement in 2007, including chairman of the board from 2002 to December 2007 and chief executive officer from 2001 to June 2007. Before joining Newmont Mining, Mr. Murdy spent 15 years serving in senior financial positions in the oil and gas industry, including positions with Apache Corporation and Getty Oil Company. He also is a director of BHP Billiton Limited, BHP Billiton Plc. and Qwest Communications International Inc. He is a trustee of the Denver Art Museum, member of the Advisory Councils for the College of Engineering at the University of Notre Dame and the Daniels Business School at the University of Denver. He has extensive executive experience in leading natural resources companies and managing capital-intensive industry operations, with strong skills in corporate finance and accounting, international operations, strategic planning and public company executive compensation.

John I. Kieckhefer, 66, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust. He has a strong background in business and finance, with extensive experience in public company executive compensation.

Charles R. Williamson, 62, a director of the Company since October 2004 and chairman of the board since April 2009, was the executive vice president of Chevron Corporation (international oil company) from August, 2005 until his retirement on December 1, 2005. He was chairman and chief executive officer of Unocal Corporation (oil and natural gas) until its acquisition by Chevron Corporation in 2005. He served as Unocal Corporation’s executive vice president, International Energy Operations from 1999 to 2000; group vice president, Asia Operations from 1998 to 1999; group vice president, International Operations from 1996 to 1997; and held numerous management jobs including positions in the United Kingdom, Thailand and the Netherlands since joining Unocal in 1977. He was a director of Unocal Corporation and former chairman of the US-ASEAN Business Council. He is also a director and chairman of the board of Talisman Energy Inc. and a director of PACCAR Inc. He has extensive executive experience in corporate finance, management of capital intensive operations, development of natural resources, technology, international operations, strategic planning and public company executive compensation.

CONTINUING DIRECTORS

TERMS EXPIRES IN 2012

Debra Cafaro, 53, a director the Company since February 2007, has been chairman, president and chief executive officer of Ventas, Inc. (health care real estate investment trust) since 2003. She was its president and chief executive officer from 1999 when she joined the company until 2003, and has been a director of the company since 1999. She served as president and director of Ambassador Apartments, Inc. (real estate investment trust) from 1997 until 1998 when it merged with AIMCO. She was a director of GGP, Inc. (real estate investment trust) from March 2010 through November 2010. She is the immediate past chair of NAREIT (National Association of Real Estate Investment Trusts) and a member of the Real Estate Roundtable. She has extensive REIT executive experience, with strong skills in real estate and corporate finance, strategic planning and public company executive compensation.

Nicole W. Piasecki, 48, a director of the Company since 2003, is the head of Business Development for Boeing Commercial Airlines. Previously, she served as president of Boeing Japan from 2006 to 2010, executive vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, The Boeing Company, from 2003 to 2006; was vice president of Commercial Airplanes Sales, Leasing Companies from 2000 until January 2003; and served in various positions in engineering, sales, marketing, and business strategy for the Commercial Aircraft Group from 1991. She was a member of Secretary of Transportation’s Future of Aviation Advisory Committee in 2010, and has been a Trustee of Seattle University since 2010 and an at-large member of the University Council for Yale since 2010. She was a former member of the Federal Aviation’s Management Advisory Council. She has extensive executive experience in capital intensive industries, sales and marketing, strategic planning and international operations and relations.

Mark A. Emmert, 58, a director of the Company since June 2008, has been the president of the National Collegiate Athletic Association since October 2010. He served as president of the University of Washington in Seattle, Washington, from 2004 to 2010; as chancellor of Louisiana State University from 1999 to 2004 and chancellor and provost of the University of Connecticut from 1994 to 1999. Prior to 1994, he was provost and vice president for Academic Affairs at Montana State University and held faculty and administrative positions at the University of Colorado. He also is a director of Expeditors International of Washington, Inc. He is a Life Member of the Council on Foreign Relations and is a Fellow of the National Academy of Public Administration. He has also been a Fullbright Fellow, a Fellow of the American Council on Education and served on many non-profit boards. He is an experienced leader of major organizations, with strong skills in government and international relations, and strategic planning.

Daniel S. Fulton, 62, was elected chief executive officer and a member of the board of directors in April 2008. He has been president of Weyerhaeuser Company since January 2008. From May 2001 until March 2008 he was president and chief executive officer of Weyerhaeuser Real Estate Company, a wholly owned subsidiary of the Company. In January 2004 he was named to Weyerhaeuser Company’s senior management team. Mr. Fulton serves as the chair of United Way of King County. He is a member of the Advisory Board for the Foster School of Business at the University of Washington, and is the chair of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University. He has a strong executive background in real estate and corporate finance, with extensive experience managing capital intensive operations, international operations and strategic planning.

CONTINUING DIRECTORS

TERMS EXPIRES IN 2013

Richard H. Sinkfield, 68, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He was a director of Central Parking Corporation from 2000 to February 2005. He is a former director of the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a Trustee of Vanderbilt University, a member of the executive board of the Atlanta Area Council of the Boy Scouts of America; a member of the board of directors of the Georgia Appleseed Center for Law and Justice and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998. He has extensive experience in corporate and securities laws and corporate governance matters.

D. Michael Steuert, 62, a director of the Company since October 2004, has been senior vice president and chief financial officer for Fluor Corporation (engineering and construction) since 2001. He served as senior vice president and chief financial officer at Litton Industries Inc. (defense electronics, ship construction and electronic technologies) from 1999 to 2001 and as a senior officer and chief financial officer of GenCorp Inc. (aerospace, propulsion systems, vehicle sealing systems, chemicals and real estate) from 1990 to 1999. He also serves as Trustee of Prologis and was formerly a member of the National Financial Executives Institute and the Carnegie Mellon Council on finance. He has extensive executive experience in corporate finance and accounting, managing capital intensive industry operations, natural resources development and strategic planning.

Kim Williams, 55, a director of the Company since October 2006, was senior vice president and associate director of global industry research for Wellington Management Company LLP (investment management) from 2001 to 2005, was elected a partner effective January 1995 and held various management positions with Wellington from 1986 to 2001. Prior to joining Wellington, she served as vice president, industry analyst for Loomis, Sayles & Co., Inc (investment management) from 1982 to 1986. She is also a director of E.W. Scripps Company, MicroVest and Xcel Energy Inc. She is a member of the Overseer Committee of Brigham and Women’s Hospital in Boston, Massachusetts and a Trustee of Concord Academy, Concord, Massachusetts. She has extensive experience in corporate finance, strategic planning and international operations.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

The board of directors of the Company has determined that each of the Company’s directors, with the exception of the Company’s chief executive officer, is independent within the meaning of the listing requirements established by the New York Stock Exchange. The independent directors meet during every board meeting in separate executive session without any member of Company management present. The chairman of the board, who is an independent director, presides over these meetings.

The board of directors has determined that having an independent director serve as chairman of the board is in the best interest of shareholders at this time. This structure has been particularly useful given the Company’s relatively new CEO as the board has considered significant changes in the Company’s portfolio and strategic direction. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the board. This leadership structure also is preferred by a significant number of the Company’s shareholders. The board believes its administration of its risk oversight function has not affected the board’s leadership structure.

The board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The board of directors has a number of committees that perform certain functions for the board. The current committees of the board of directors are the Executive Committee, Audit Committee, Compensation Committee, Governance and Corporate Responsibility Committee and Finance Committee.

The board of directors met on eight occasions in 2010. Each of the directors attended at least 75% of the total meetings of the board and the committees on which he or she served in 2010 except Ms. Cafaro, who was able to attend more than 75% of the meetings of the board of directors, but was able to attend approximately 72% of the total meetings of the board and the committees on which she served in 2010. The following table provides membership and meeting information for each of the board committees.

Name	Audit Committee	Compensation Committee	Executive Committee	Governance and Corporate Responsibility Committee		Finance Committee
Debra A. Cafaro		X				X*
Mark A. Emmert	X			X
Daniel F. Fulton			X
John I. Kieckhefer	X	X	X
Wayne W. Murdy		X*
Nicole W. Piasecki				X		X
Richard H. Sinkfield				X	*	X
D. Michael Steuert	X*			X
Kim Williams	X	X				X
Charles R. Williamson			X*
Total meetings in fiscal year 2010	6	5	1	3		8
*	Committee chairman

COMMITTEES OF THE BOARD

Each committee of the board of directors is described below. Each of the committees has adopted a charter and the current charter for each committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” by clicking on the tab at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy of any committee charter, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

Executive Committee

The board of directors has given the Executive Committee the power and authority to act for the board in the interval between board meetings, except to the extent limited by law. The chairman of the board, who is an independent director, also serves as the chairman of the Executive Committee.

Audit Committee

The Audit Committee provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It also is responsible for the oversight of the Company’s compliance with legal and regulatory requirements and for other duties that the board or the Audit Committee chair deems appropriate. It exercises its oversight obligations through regular meetings with management, the director of internal audit and the Company’s independent registered public accounting firm, KPMG LLP. The board of directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s chief accounting officer, director of internal audit, general counsel, KPMG LLP and management. The committee chair regularly meets between formal committee meetings with the Company’s chief accounting officer, director of internal audit and KPMG LLP. The committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

Compensation Committee

The Compensation Committee is responsible for

•	reviewing and approving the strategy and design of the Company’s compensation and benefits systems,
•	making recommendations to the board for incentive compensation and equity-based plans,
•	making recommendations to the board regarding the compensation of the Company’s directors and chief executive officer,
•	reviewing and approving salaries and incentive compensation of Company executive officers and certain other positions and
•	administering the Company’s stock option and incentive compensation plans.

The board of directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. The committee chair also regularly meets between formal committee meetings with management and the committee’s consultant.

Governance and Corporate Responsibility Committee

The Governance and Corporate Responsibility Committee takes a leadership role in shaping the governance of the Company. It provides oversight and direction regarding the functioning and operation of the board. It also recommends to the board candidates for election as directors and director candidates for election as the chairman of the board. The committee manages the processes used by the board in its self-assessment and its evaluation of the chief executive officer. The committee also provides oversight of:

•	senior management succession planning,
•	the Company’s sustainability strategy and performance,
•	environmental and safety issues at the Company
•	ethics and business conduct of the Company,
•	political activities and governmental issues and
•	human resources practices.

The board of directors has determined that each member of the Governance and Corporate Responsibility Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Governance and Corporate Responsibility Committee is responsible for oversight of risks relating to management and board succession planning, the Company’s sustainability and environmental practices and policies, stakeholder responses to the Company’s ethics and business practices, the Company’s political activities and governmental policy development that could affect Company operations and strategic decisions, and employee and investor responses to the Company’s human resources practices. To satisfy these oversight responsibilities, the committee receives regular reports from officers of the Company responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels, the employee climate, risk management activities, and non-governmental and governmental policies or proposals that could affect Company operations. Because many of these risks could have financial and reporting implications for the Company, the board and the Governance and Corporate Responsibility Committee have determined that at least one member of the committee must serve concurrently on the Audit Committee.

Finance Committee

The Finance Committee monitors and oversees the Company’s financial resources and strategies, with emphasis on those issues that are long-term in nature. The committee:

•	provides guidance to the board regarding major financial policies of the Company;
•	oversees financial matters of importance to the Company;
•	reviews with management the Company’s major financial risk exposure;
•	reviews and approves credit policies and cash management;
•	makes recommendations to the board regarding operating plans, and debt and equity programs; and
•	makes recommendations to the board regarding significant mergers, acquisitions, asset sales or purchases and other significant business opportunities.

The board of directors has determined that each member of the Finance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Finance Committee is responsible for the oversight of risks related to the Company’s financial policies, material financial decisions, credit policies and ratings, compliance with the REIT asset and income rules, cash management and investment strategies, debt and equity structures, and significant business decisions. The committee satisfies this oversight responsibility through regular reports from officers of the Company responsible for each of these risk areas on matters such as the Company’s capital structure, debt levels, discussions with credit rating agencies, pension fund returns, insurance policies, cash flows and expected sources and uses of cash, and major business transactions or strategic decisions being considered. The committee also consults periodically with outside financial advisors.

Board Charter

The board of directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines establish the practices the board of directors follow with respect to board function and operation, Company operations, board organization and composition and board conduct. The Governance Guidelines are available on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The board codified standards for directors in the board’s Corporate Governance Guidelines. These Guidelines provide that the board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Corporate Governance Guidelines also provide that at all times a majority of the board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the board. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;
•	use his or her skills and experiences to provide independent oversight to the business of the Company;
•	participate in a constructive and collegial manner;
•	be willing to devote sufficient time to carrying out their duties and responsibilities effectively;
•	devote the time and effort necessary to learn the business of the Company and the board; and
•	represent the long-term interests of all shareholders.

In addition, the board of directors has determined that the board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the board in its oversight of the Company. The board believes it should be comprised of persons with skills in areas such as:

•	finance;
•	sales and markets;
•	strategic planning;
•	development of strategies for sustainability;
•	human resources and diversity;
•	safety;
•	relevant industries, especially natural resource companies;
•	leadership of large, complex organizations;
•	legal;
•	banking;
•	government and governmental relationships;
•	international business and international cultures; and
•	information technology.

In addition to the targeted skill areas, the Governance and Corporate Responsibility Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a board, including:

•	Strategy – knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and global markets;
•	Leadership – skills in coaching senior executives and the ability to assist the CEO in his development;
•	Organizational Issues – understanding of strategy implementation, change management processes, group effectiveness and organizational design;
–	Relationships – understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates;
–	Functional – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and
•	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

As part of its periodic self-assessment process, the board annually determines the diversity of specific skills and characteristics necessary for the optimal functioning of the board in its oversight of the Company over both the short- and longer-term. The Governance and Corporate Responsibility Committee has adopted a policy regarding the director selection process that requires the Committee to assesses the skill areas currently represented on the board and those skill areas represented by directors expected to retire or leave the board in the near future against the target skill areas established annually by the board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the board to carry out its function. The Governance and Corporate Responsibility Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in the Company’s industry, financial or technological expertise, experience in situations comparable to the Company’s (e.g. growth companies, companies that have grown through acquisitions, or companies that have restructured their asset portfolios successfully), leadership experience and relevant geographical experience. The effectiveness of the board’s diverse mix of skills and experiences is considered as part of each board self-assessment.

Identifying and Evaluating Nominees for Directors

The Governance and Corporate Responsibility Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance and Corporate Responsibility Committee regularly assesses the mix of skills and industries currently represented on the board, whether any vacancies on the board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the board self-assessment process that could improve the overall quality and ability of the board to carry out its function. In the event vacancies are anticipated, or arise, the Governance and Corporate Responsibility Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Corporate Responsibility Committee through current board members, professional search firms, shareholders or other persons. The Governance and Corporate Responsibility Committee or a subcommittee may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates. The Governance and Corporate Responsibility Committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the board for election at the next annual meeting of shareholders.

Shareholder Nominees

The Governance and Corporate Responsibility Committee will consider nominees for the board of directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Governance and Corporate Responsibility Committee, care of Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777, specifying the name of the nominee and the nominee’s qualifications for membership on the board of directors. All recommendations will be brought to the attention of and considered by the Committee.

SHAREHOLDER/INTERESTED PARTY COMMUNICATIONS

Communications may be addressed to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777 marked to the attention of the board or any of its committees, the independent directors or individual directors. Communications also may be sent by email to CorporateSecretary@Weyerhaeuser.com.

ANNUAL MEETING ATTENDANCE

The directors are expected to attend the Company’s annual meetings, if possible. All of the directors attended the 2010 annual meeting except Mr. Murdy and Mr. Sinkfield.

DIRECTORS’ COMPENSATION

The following table shows the annual compensation of our non-employee directors for 2010, which consisted of annual retainer fees paid in cash, including amounts associated with chairing board committees, and retainer deferred stock unit awards that are payable only in cash. All values are reported in U.S. dollars.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Debra A. Cafaro	70,000	78,963	148,963
Mark A. Emmert	70,000	78,963	148,963
Arnold G. Langbo (3)(4)	80,000	78,963	158,963
Richard H. Sinkfield (3)	80,000	78,963	158,963
John I. Kieckhefer	70,000	78,963	148,963
Wayne W. Murdy(3)	80,000	78,963	158,963
Nicole W. Piasecki	70,000	78,963	148,963
D. Michael Steuert (3)	80,000	78,963	158,963
Kim Williams	70,000	78,963	148,963
Charles R. Williamson	150,000	169,226	319,226

(1)	The amounts in this column reflect director compensation earned and paid in cash, including amounts voluntarily deferred under our Fee Deferral Plan for Directors. Of the amounts of compensation earned, the following directors elected to defer fees into the Weyerhaeuser common stock fund under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Ms. Cafaro, $70,000 or 1684 units; Mr. Kieckhefer, $70,000 or 1684 units; and Mr. Williamson, $150,000 or 3609 units.

(2)

The amounts in this column reflect the grant date fair value of director compensation earned and paid in the form of retainer amounts that automatically were deferred into the Weyerhaeuser common stock fund under our Fee Deferral

Plan for Directors. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and is based on a grant date that is the date of the Company’s annual meeting. Under the terms of the Fee Deferral Plan for Directors, the number of retainer stock units awarded is based on the amount of the deferred fees divided by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last 11 trading days of January of the year in which the fees are paid. Each of the directors who received fees in April 2010 other than the chairman of the board automatically deferred $70,000 of fees and was credited with 1684 stock equivalent units. Mr. Williamson, as chairman of the board, deferred $150,000 of fees and was credited with 3609 stock equivalents. The grant date fair value of each retainer stock unit is equal to the number of stock equivalent units multiplied by the closing value of the Company’s common stock on the grant date. See Note 18 of Notes to Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year 2010.

(3)	As chair of the various committees of the board of directors, the following directors received additional compensation of $10,000 during 2010: Mr. Sinkfield, Governance and Corporate Responsibility Committee chair; Mr. Langbo, Finance Committee chair; Mr. Steuert, Audit Committee chair; and Mr. Murdy, Compensation Committee chair.

(4)	Mr. Langbo retired from the board effective April 13, 2011.

Non-Employee Director Compensation Program

The board believes that the level of non-employee director compensation should be based on board and committee responsibilities and be competitive with comparable companies. In addition, the board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of shareholders. As a result, retainer amounts automatically deferred into stock equivalent units in the Fee Deferral Plan for Directors are not paid to a director until after the director’s retirement or other termination of service to the Company and then are valued based on the value of the Company’s common stock in the year the payment is made.

Non-employee directors, other than the chairman of the board, are compensated by:

•	a base cash annual retainer fee of $140,000, $70,000 of which is paid in retainer deferred stock unit awards; and
•	an additional cash annual retainer fee of $10,000 is paid to each committee chair.

Effective April 2010, the board elected an independent director as chairman of the board. The board determined that the non-employee chairman of the board receives an annual cash retainer of $300,000 of which $150,000 will be paid in retainer deferred stock unit awards.

Annual Board Retainer Cash Fees

In 2010, non-employee directors received a cash Annual Board Retainer Fee of $70,000 per year. Non-employee directors who served as chairs of committees received an additional retainer fee of $10,000. The Company does not pay additional fees for attending board or committee meetings. All retainer fees are paid annually, immediately following the annual shareholders’ meeting. Directors who are appointed to fill a vacancy on the board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment.

The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. Compensation also is available for extended travel on board business at the request of the board or a committee of the board at the rate of $2,000 per day, including travel days and work days. Directors who also are employees of the Company do not receive compensation for their service on the board or any committees.

Deferral of Cash Compensation

Non-employee directors may elect to defer all or part of their cash compensation into an interest-bearing, cash-based account or as deferred common stock equivalent units (an unfunded stock unit account) under the Company’s Fee Deferral Plan for Directors. The number of deferred stock equivalent units is calculated by dividing the amount of the deferred fees by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last 11 trading days of January of the year in which the fees are paid. Directors do not have the right to vote or transfer deferred stock units. Deferred stock equivalent units earn the equivalent of dividends, which are credited as additional deferred stock equivalent units. Deferred stock equivalent units are distributed in cash following the director’s retirement or other termination of service to the Company based on the value of the Company’s stock in the year the payment is made.

Retainer Stock Unit Awards

Each non-employee director who continues to serve as a director following each annual meeting is granted a retainer stock unit award, with the number of units equal to the number of shares of Weyerhaeuser stock that could be purchased with an aggregate of $70,000. The number of retainer stock units awarded is based on the amount of the deferred fees divided by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last 11 trading days of January of the year in which the fees are paid. For the 2010 awards, the median value on the last 11 trading days in January 2010 was $41.56, which resulted in a total of 1684 retainer stock units awarded to each director who served for the entire year; and 3609 retainer stock units awarded to the chairman of the board. The retainer stock units are credited to the director’s account (an unfunded stock unit account) in the Company’s Fee Deferral Plan for Directors and are immediately vested. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn the equivalent of dividends, which are credited as additional retainer stock units. Retainer stock units are distributed in cash following the director’s retirement or other termination of service to the Company based on the value of the Company’s stock in the year the payment is made.

The amount reported in the Stock Awards column for each director is the dollar value of the retainer stock units awarded in 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic718, which was calculated based on the per share Market Value of Weyerhaeuser stock on the date of grant. See Note 18 of Notes to Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year 2010.

The number of aggregate deferred stock equivalent units accumulated in each director’s deferral account as of December 31, 2010 for all years of service as a director is listed below in the table describing beneficial ownership of the Company’s common shares. This number includes stock equivalent units accumulated from fees for service as a director that were automatically deferred into retainer stock units under the director’s compensation policy, from voluntary deferrals of cash compensation portion of director fees into stock equivalent units in the deferred compensation plan for directors and from additional deferred stock equivalent units credited as a result of dividend equivalents earned with respect to previously deferred stock equivalent units.

Director Compensation Review Practices

The Compensation Committee is responsible for annually reviewing the Company’s non-employee director compensation practices in relation to comparable companies. Any changes to be made to non-employee director compensation practices must be recommended by the Compensation Committee for approval by the full board.

BENEFICIAL OWNERSHIP OF COMMON SHARES

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows as of January 10, 2011 the number of common shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. Percentages of total beneficial ownership have been calculated based upon the total number of common shares outstanding as of December 31, 2010.

Name of Individual or Identify of Group	Voting and or Dispositive Powers (number of common shares) (1)(2)(3)(4)	Percent of Class (common shares)	Common Stock Equivalent Units (5)
Patricia M. Bedient	293,112	*	28,341
Debra A. Cafaro	--	*	34,640
Lawrence B. Burrows	263,086	*	--
Srinivasan Chandrasekaran	145,202	*	--
Mark A. Emmert	405	*	13,986
Daniel S. Fulton	1,095,071	*	72,591
Thomas F. Gideon	332,407	*	15,046
John I. Kieckhefer	7,937,918	1.5	109,850
Wayne W. Murdy	8,351	*	12,164
Nicole W. Piasecki	466,038	*	31,095
Richard H. Sinkfield	1351	*	47,166
D. Michael Steuert	—	*	39,259
Kim Williams	—	*	30,945
Charles R. Williamson	—	*	75,917
		*
		*
		*
Directors and executive officers as a group ( 21 persons)	11,585,620	2.2	548,714

*	Denotes amount is less than 1%

(1)	Includes the number of shares that could be acquired within 60 days of January 10 , 2011 pursuant to outstanding stock options, as follows: Ms. Bedient, 271,562 common shares; Mr. Burrows, 223,491 common shares; Mr. Chandrasekaran, 129,954 common shares; Mr. Fulton, 1,033,311 common shares; Mr. Gideon 305,652 common shares; and of the executive officers as a group, 2,917,235 common shares.

(2)	Includes the number of restricted stock units that vest within 60 days of January 10, 2011 as follows: Ms. Bedient, 1,237 common shares; Mr. Burrows, 39,595 common shares; Mr. Fulton, 24,675 common shares; Mr. Gideon 7,087 common shares; and of the executive officers as a group, 56,995 common shares.

(3)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 6,525,789 shares; and Ms. Piasecki, 417,815 shares.

(4)	Beneficial ownership of some of the common shares is disclaimed by certain of the persons listed as follows: Mr. Kieckhefer, 6,967,144 shares; and Ms. Piasecki, 426,189 shares.

(5)	Common stock equivalent units held as of December 31, 2010 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

OWNERS OF MORE THAN 5%

The following table shows the number of common shares held by persons known to the Company to beneficially own more than five percent of its outstanding common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
Capital World Investors (1)	54,415,903	10.2
333 South Hope Street Los Angeles CA 90071
T. Rowe Price Associates, Inc. (2)	34,404,178	6.4
100 E. Pratt street Baltimore MD 21202
BlackRock, Inc. (3)	29,966,554	5.59
40 East 52nd Street New York NY 10022
FMR LLC (4)	28,239,078	5.269
82 Devonshire Street Boston, MA 02109

(1)	Based on a Schedule 13G dated February 14, 2011 in which Capital World Investors, a division of Capital Research and Management Company, reported that as of December 31, 2010 it had sole voting power over 49,847,965 shares and sole dispositive power over all 54,415,903 shares. Capital World Investors disclaims beneficial ownership of all of the shares.

(2)	Based on a Schedule 13G dated February 14, 2011 in which T. Rowe Price Associates, Inc. reported that as of December 31, 2009 it had sole voting power over 8,278,450 shares and sole dispositive power over 34,316,094 shares. T. Rowe Price Associates, Inc. disclaims beneficial ownership of all the shares.

(3)	Based on a Schedule 13G/A dated February 9, 2011 in which BlackRock, Inc. reported that as of December 31, 2010 it had sole voting and dispositive power over all 29,966,554 shares.

(4)	Based on a Schedule 13G dated February 14, 2011 in which FMR LLC reported that as of December 31, 2009 it had sole voting power over 3,497,425 shares and sole dispositive power over all 28,139,078 shares through its direct or indirect ownership of Fidelity Management & Research Company, an investment adviser that is the beneficial owner of 24,744,883 shares or 4.617% of the Company’s outstanding common stock; Strategic Advisers, Inc., an investment adviser that is the beneficial owner of 1,680 shares or 0.0% of the Company’s outstanding common stock; Pyramis Global Advisors, LLC, an investment advisor that is the beneficial owner of 3,004,911 shares or 0.561% of the Company’s outstanding common stock; and Pyramis Global Advisors Trust Company, a bank that is the beneficial owner of 487,604 shares of 0.091% of the Company’s outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all its directors and officers filed all such reports on a timely basis with respect to transactions during 2010.

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

EXECUTIVE SUMMARY

The Compensation Committee continues to refine the Company’s executive compensation structure and process, consistent with evolving governance practices and reflecting shareholder views. Compensation and governance practices implemented in recent years include the following:

•

Long-term incentive grants for executive officers beginning in 2011 include a mix of forms of equity, with 1/2 of the value of the award granted as performance shares, 1/4 of the value of the award granted as stock options and 1/4 of the value of the award granted as time-vested restricted share units.

•

Performance shares will be earned based on the Company’s performance against cash flow targets and relative total shareholder return over a two-year period, with 50% of the shares earned vesting over an additional two-year period.

•

Short-term incentive programs are funded based primarily on the absolute financial performance of each individual business and partly based on the performance of the business against certain metrics approved for the business in advance, such as competitive performance, financial measures and performance against strategic goals.

•	The CEO has no employment contract.
•	Tax gross-ups were eliminated.
•	Single triggers in the Company’s change-in-control plans were eliminated.
•	Change-in-control benefits for a termination occurring within the period six months prior to a change-in-control were eliminated.

•	Severance benefits of a prorated annual bonus calculated based on the executive’s target annual bonus were changed to be calculated based on the actual bonus paid.
•	Majority election of directors was implemented.
•	The Company’s Articles of Incorporation were amended to provide for annual election of directors.
•	Supermajority voting provisions were deleted from the Company’s Articles of Incorporation.
•

The board amended the Company’s Articles of Incorporation, contingent on shareholder approval, to allow shareholders owning at least 25% of the outstanding common shares to call special shareholder meetings.

•	The board elected an independent director as chairman.

Weyerhaeuser uses a compensation approach for its named executive officers that is designed to achieve several key objectives, including:

–	focusing decision-making and behavior on goals that are consistent with the overall business strategy,
–	reinforcing a pay-for-performance culture and
–	allowing the Company to attract and retain employees with the skills critical to the Company’s long-term success.

To achieve these objectives, Weyerhaeuser uses a mix of base pay, incentive opportunities (short and long-term), and other benefits and rewards. The various components of the compensation program are intended to be competitive in the market and to enable the Company to attract and retain key talent, while concentrating a majority of the executives’ reward opportunities in at-risk incentive pay that requires performance against measurable objectives to achieve payouts. The design of the compensation program is intended to support the Company’s overall business objectives and to increase long-term shareholder value.

Weyerhaeuser has made significant changes to its asset portfolio in recent years and has decreased its emphasis on being an integrated forest products company to focus more on its core timberlands assets. As a result, the diversity of its asset portfolio decreased and the Company’s businesses have become increasingly dependent on the housing industry, which has faced unprecedented challenges in the last few years. Consequently, the Company incurred significant losses in 2008 and

2009. To address the Company’s poor financial performance, a number of facilities were closed or indefinitely curtailed, businesses were restructured, facilities and businesses were sold, the Company’s support functions were reorganized and business and function employees were laid off. In December 2009, the board of directors determined that electing to be taxed as a real estate investment trust (“REIT”) would be in the best interest of shareholders. During 2010, the Company completed the steps necessary for conversion to a REIT, including announcing in December its on-going dividend policy. The Company is now operating as a REIT and will elect to be taxed as a REIT when it files its federal tax returns for fiscal 2010.

Based on the Company’s commitment to deliver pay for performance and in light of the Company’s financial performance, from 2007 through 2009, no bonuses were paid to executives under the Company’s short-term incentive plan; long-term incentive grants in the form of performance shares did not pay out; salaries for executive officers were frozen in 2009 and the CEO did not accept an increase in his base salary again in 2010; and the Company’s matching contributions to the 401(k) plan were suspended until mid-2010. Significant numbers of long-term incentives granted to executive officers in the form of options remain “underwater,” meaning that the stock price is less than the exercise price of the options.

In relation to the shift in the Company’s businesses and in light of the very challenging economic environment faced by the Company’s businesses in the last few years, the Compensation Committee redesigned the Company’s annual and long-term incentive programs for its homebuilding subsidiaries in 2008 and the annual incentive program for its forest products businesses in 2009. The compensation programs were redesigned to be easier for employees to understand and to give employees a clearer view of the effect of their efforts in improving business performance on their compensation and to tie incentive compensation more clearly to the achievement of strategic goals. These programs are described in greater detail below. In 2010, the Compensation Committee reviewed and redesigned the Company’s long-term incentive program for its forest products businesses to provide a stronger linkage to pay for performance. The new long-term incentive program, which was effective for 2011 grants, provides that

50% of the value of the long-term incentive grants to executive officers will be in the form of performance shares. In 2010, the transition year for becoming a REIT, the Compensation Committee focused on retention of executive skills and keeping executive attention on share price appreciation through the granting of long-term incentives in the form of stock options and time-vested restricted share units. The Company continues to face significant challenges, but returned to profitability in 2010 and has positioned itself to take advantage of improvements in the economy and to improve its total shareholder returns.

OVERVIEW

Weyerhaeuser Company is one of the world’s largest forest products companies. In 2010, the Company had sales of $6.552 billion. It has offices or operations in 10 countries, and customers worldwide. Weyerhaeuser’s primary businesses include the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction and development. Additional information about Weyerhaeuser’s businesses and products is available at http://www.weyerhaeuser.com.

Compensation Program and Review Process

The Company’s current compensation program was developed by the Compensation Committee, working with its compensation consultant, Mercer. The Compensation Committee established competitive compensation principles designed to promote and reward improved Company performance. Following the implementation of the compensation program, the Compensation Committee has regularly assessed the program’s effectiveness and its success in achieving the Compensation Committee’s goals and clearly tying compensation to the achievement of strategic goals. As a result, the Compensation Committee approved a redesign of certain aspects of the compensation program for employees of its homebuilding subsidiaries, including one of its named executive officers, effective in 2009 and approved a redesign of the annual incentive program for employees of its forest products businesses, including the remaining named executive officers, effective in 2010.

In December 2009, the board of directors determined that electing to be taxed as a real estate investment trust (“REIT”) would be in the best interest of shareholders. During 2010, the Company completed the steps necessary for conversion to a REIT, including announcing in December its on-going dividend policy. The Company is now operating as a REIT and will elect to be taxed as a REIT when it files its federal tax returns for fiscal 2010. The Compensation Committee has reviewed and redesigned the Company’s long-term incentive program to provide a stronger linkage to pay for performance and to be more consistent with a REIT structure. The compensation program used for 2011 decisions continued to use a mix of base pay, short- and long-term incentives and other benefits and rewards. However, it used a different peer group more relevant to the current size of the Company’s overall business and its structure as a REIT, and revised long-term incentives to better reinforce a pay-for-performance culture, while enhancing retention of key employees. A brief summary of the changes effective for 2011 grants is below. The remaining sections in this discussion describe 2010 compensation program and decisions.

In September 2010, to qualify to elect REIT status, the Company distributed $5.6 billion to its shareholders (the “Special Dividend”), which represented the Company’s aggregate earnings and profits since inception. The value of the Special Dividend was distributed 90% in the form of common stock and 10% in the form of cash. Under the terms of the Company’s Long-Term Incentive Plan, the Compensation Committee was required to adjust outstanding equity grants and the number of shares available for grant under the plan to reflect the Special Dividend. The adjustment factors are described in Note 18 to the Company’ financial statement. All share numbers included in this proxy statement are the adjusted numbers reflecting the Special Dividend.

The Redesigned Long-Term Incentive Program Effective 2011

The redesigned long-term incentive program that was effective for 2011 grants enhances the program’s ability to promote and reward improved performance of the Company. The long-term incentive program for executive officers of the forest products businesses, including the named executive officers, uses a mix of forms of equity, with 1/2 of the value of the award granted as performance shares, 1/4 of the value of the award granted as stock options and 1/4 of the value of the award granted as time-vested restricted share units. This mix puts more compensation at risk for senior executives and provides for greater rewards if superior performance is generated.

A target number of performance shares were granted to the forestry business named executive officers in 2011. The number of performance shares actually earned will be based on the Company’s performance against cash flow metrics during 2011 adjusted up or down based on the Company’s two-year total shareholder return (“TSR”) relative to the S&P 500 during 2011 and 2012. Achievement of one-year cash flow goals will determine the initial number of performance shares earned and the Company’s relative TSR will modify the initial number of shares earned up or down by 20%. TSR will be measured over 2011 and 2012 based on the Company’s percentile rank compared to the other 499 companies included in the S&P 500. Use of these measures balances operational and market performance and ensures that performance against each measure has a significant effect on earned compensation. This mix focuses the executive on the Company’s strategic business goal of cash generation as well as the Company’s performance compared to a broad index of companies.

For grants in 2011, the cash flow target is $400 million. Achievement of $320 million in cash flow or 80% of the target will earn 50% of the target number of shares. A participant will not earn any of the target number of performance shares if the Company’s cash flow generation is below the threshold of $320 million. Achievement of the target metric for cash flow earns the target number of shares, with a maximum earned opportunity of one and one-half times the target number of shares for achievement of $480 million in cash flow or 120% of the target. The number of shares earned will be decreased by 20% if the Company’s relative TSR ranking over the two-year period is in the 25th percentile or lower. No modification would occur if the Company’s relative TSR ranking is in the 50th percentile. The number of shares earned will be increased by 20% if the Company’s relative TSR ranking is in the 75th percentile or greater. The maximum number of shares that can be earned is capped at 150% of the target number of shares. Payout for performance between points would be linearly interpolated. At the end of the two-year performance period, 50% of the performance shares are vested and released to the participant, with the remaining share units vesting 25% a year over the subsequent two-year period.

The 2011 compensation program and plans will be described in greater detail in the proxy statement reflecting 2011 compensation decisions. The following sections of this compensation discussion and analysis reflect the program in effect for 2010 compensation decisions.

COMPENSATION PHILOSOPHY AND PRINCIPLES

Weyerhaeuser’s compensation philosophy is to motivate and reward employees for performance that will result in superior financial results and create long-term value for shareholders. Weyerhaeuser’s compensation programs are designed to:

•	focus decision-making and behavior on goals that are consistent with the overall business strategy,
•	reinforce a pay-for-performance culture through a balance of fixed and incentive pay opportunities and
•	allow the Company to attract and retain employees with the skills critical to the Company’s long-term success.

The following key compensation principles guided the design and administration of the Company’s overall compensation program in 2010:

•	clearly communicate the desired behavior and use incentive pay programs to reward the achievement of performance goals:
•	maintain total compensation at market competitive levels;
•	provide a broad range of payout opportunities based on performance; and
•	design simple pay programs to control costs and ensure employee understanding.

This compensation program for executive officers is comprised of:

•	base salary;
•	annual cash incentives;
•	long-term incentives, consisting of a mix of stock options and restricted stock units, and a long-term cash plan for our homebuilding subsidiaries;
•	retirement benefits; and
•	medical and other benefits.

COMPENSATION PRINCIPLES AND PROCESSES

Weyerhaeuser’s compensation principles are supported through a number of policies, concepts and processes.

Total Compensation

To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and supports the execution of its business strategies, Weyerhaeuser uses a range of components. The combination of the components and the amount of each component is influenced by the role of the person in the Company, market surveys, and the total value of all the compensation and benefits and perquisites available to the person. In general, the Company positions itself at the median for each of the different components of total pay so that total compensation for the CEO and the named executive officers is comparable to the Company’s peers. The Compensation Committee reviews a tally sheet of all compensation, benefits and perquisites provided to the CEO and the named executive officers primarily to confirm that the aggregate compensation recommended for the executive officer complies with this principle. For 2010, the total target compensation for the named executive officers was somewhat above market median for similarly situated executive officers in the competitive market as a result of the restructuring of the Company’s businesses in 2010 and the resulting change in the Company’s size and portfolio. Actual cash compensation received was at the median of the competitive market because payouts of short-term bonuses were somewhat below target. Overall long-term incentive values for regular annual grants were positioned at the median for the competitive market median awards. The special option grants positioned the named executive officers somewhat above market median in total compensation and enhance the focus on increasing shareholder value.

Performance Management

Weyerhaeuser’s policy is to provide rewards for the achievement of specific performance goals. The Company uses an annual Performance

Management Process (“PMP”) for its employees to

assess individual performance. In the PMP process, each employee, including each of the named executive officers, establishes his or her performance goals at the beginning of the year in consultation with the employee’s manager. These performance goals, against which executive performance is assessed multiple times during the year, include a broad spectrum of metrics, such as safety results for the business or function, financial and operating results, strategy, competitive performance diversity accomplishments, talent development, corporate responsibility, and customer value delivery. Key performance goals for 2010 were principally in the areas of: safety, financial performance and operating results, strategy, relative competitive performance, customer value delivery and diversity. At the end of the year, the employee’s performance is assessed against these multiple goals, which results in an aggregate ranking of “exceeds,” “achieves” or “below.” This overall ranking is one factor in decisions regarding compensation. For 2010 compensation decisions, each of the named executive officers was deemed to have performed at the level of “achieves” or above in relation to his or her goals.

Variable Pay at Risk

The percentage of an employee’s compensation opportunity that is fixed instead of variable is based primarily on the employee’s role in the Company. In general, employees with more ability to directly influence overall Company performance have a greater portion of their pay at risk through short- and long-term incentive programs. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their compensation opportunity allocated to long-term incentives. Typically, approximately 40% of target total compensation opportunity for these executive officers is in the form of long-term incentives. In 2010, 50% of target total compensation for Weyerhaeuser’s named executive officers was at risk and over 70% of the aggregate target incentive compensation was at risk based on the performance of the Company and the executive officer (see chart below). For 2011, the percentage of target incentive compensation at risk is 80%

Variable Pay at Risk

Forms of Long-Term Incentive Compensation

Weyerhaeuser has made significant changes in its asset portfolio in recent years, and has decreased its emphasis on being an integrated forest products company to focus on its core timberlands assets. As a result, the diversity of its asset portfolio has decreased and the Company’s businesses have become increasingly dependent on the housing industry, which has faced unprecedented challenges in the last few years. Consequently, the Company incurred significant losses in 2008 and 2009. During 2010, the board of directors completed its analysis of the Company’s strategy and structure and determined that electing to be taxed as a real estate investment trust (“REIT”) would be in the best interest of shareholders. The Company is now operating as a REIT and intends to elect to be taxed as a REIT when it files it federal tax return for fiscal 2010. The Compensation Committee has reviewed and redesigned the Company’s long-term incentive program to be more consistent with a REIT structure and to provide a stronger linkage of pay for performance. The new long-term incentive plan was effective for grants made in 2011. In 2010, the year the Company transitioned to a REIT, the Compensation Committee focused on retention of executive skills and keeping executive attention on share appreciation through the granting of long-term incentives in the form of stock options and time-vested restricted share units. In 2010, long-term incentive participants who are managers in the forest products businesses, including named executive officers, received 50% of the value of the award granted as options and 50% of the value of the award granted as restricted stock units. To recognize the differences between the forest products business and the homebuilding subsidiaries, senior management of WRECO, including a named executive officer who became the leader of the Wood Products segment in 2010, received stock options and participated in a cash long-term incentive plan more aligned with the direct financial results of the homebuilding subsidiaries.

Market Positioning

The Company establishes competitive compensation levels based on market reviews and then designs its pay program to focus executive officers on meeting Company performance objectives. Weyerhaeuser’s strategy is to set total compensation and benefit levels at the median of market pay and benefit levels. Each component of total compensation and other benefits is intended to be consistent with market practices as established by the peer group outlined below to help the Company attract and retain executives with the skills needed in Weyerhaeuser’s businesses.

Weyerhaeuser regularly reviews market compensation levels to determine whether total compensation for its employees remains in the targeted median pay range and makes adjustments when needed. This assessment includes evaluation of base salary, annual incentive opportunities and long-term incentives. In addition, rewards such as health benefits and retirement programs and perquisites regularly are assessed relative to the market. The Company also reviews the competitive performance of its peers to establish performance targets for incentive plans and to assess appropriate payout levels for performance. (See “Compensation Components” for details.)

Peer Group

For compensation decisions made in 2010, the Compensation Committee used a new peer group. Consolidation in the forest products industry and recent changes in the Company’s portfolio of businesses have decreased the number of direct peers in the sector. Because of this and the Company’s decision to elect to be taxed as a REIT for fiscal 2010, the Compensation Committee selected a group of companies for comparison of executive officer compensation comprised of a broad group of basic materials companies and REITs. The peer group used for 2010 compensation decisions consisted of the following companies:

Company	Revenue(1) ($MM)	Market Cap(2) ($MM)
AK Steel Holdings	$4,077	$2,335
Ashland	$8,160	$2,971
Commercial Metals	$5,630	$1,765
Domtar	$5,717	$2,501
PPG Industries	$12,239	$9,775
Plum Creek Timber	$1,349	$6,147
Rayonier	$1,169	$3,350
Louisiana-Pacific	$1,055	$877
Potlatch	$476	$1,268
International Paper Company	$23,366	$11,596
United States Steel Corporation	$11,048	$7,901
Nucor Corporation	$11,190	$14,686
Huntsman Corporation	$7,763	$2,642
Smurfit-Stone Container Enterprises, Inc.	$5,574	$71
Eastman Chemical Company	$5,047	$4,375
MeadWestvaco Corporation	$6,049	$4,900
75th Percentile	$8,882	$6,586
50th Percentile	$5,673	$3,161
25th Percentile	$3,395	$2,192
Weyerhaeuser	$5,528	$9,118

(1)	4Qs of revenue closest to 2009 calendar year

(2)	As of 12/31/2009

In addition to reviewing the current pay practices of these peers, the Compensation Committee reviews various pay surveys, including surveys of pay practices of forest products companies and comparably-sized manufacturing companies and general industry data for similar size companies. The peer group and survey data generally is weighted into a market composite based on equal weighting between the data sources, though the Compensation Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.

NAMED EXECUTIVE OFFICERS

For purposes of this Compensation Discussion and Analysis, the Company’s named executive officers are the following persons:

•	Daniel S. Fulton, president and chief executive officer;
•	Patricia M. Bedient, executive vice president and chief financial officer;
•	Lawrence B. Burrows, senior vice president Wood Products since October 1, 2010, formerly president Weyerhaeuser Real Estate Company;
•	Srinivasan Chandrasekaran, senior vice president Cellulose Fibers; and
•	Thomas F. Gideon, executive vice president Timberlands since October 1, 2010, formerly executive vice president Forest Products.

COMPENSATION COMPONENTS—DETERMINATION OF COMPENSATION

Base Salary

Salaries are provided to employees as compensation for basic services to the Company and to meet the objective of attracting and retaining the talent needed to run the business. Salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. To control fixed costs while still enabling the Company to attract critical talent, Weyerhaeuser targets base salaries at the median of market levels among the basic materials companies described above. Increases in salaries generally are based on the market level salary for the role in which the executive serves, individual PMP assessments, overall Company budgets and specific talent needs. Base salaries for the named executive officers in 2010 are noted in the following table. Because of the Company’s continued challenges and despite the fact that the Compensation Committee viewed Dan Fulton’s performance as very strong, Dan Fulton asked the Compensation Committee to not recommend an increase in his base salary to the board. The Compensation Committee and the board reluctantly agreed.

Executive Officers in	Percent Increase	New Base Salary
D.S. Fulton	0.0%	$800,000
P.M. Bedient	2.5%	$570,000
L.B. Burrows	5.0%	$525,000
S. Chandrasekaran	7.7%	$450,186
T. F. Gideon	2.6%	$595,000

These pay levels generally positioned the executive officers slightly above the median of the market for 2010 except for Dan Fulton whose compensation is below median. The above-market positioning is due to the reduction in the size of the Company following recent portfolio changes and the change in the peer group. However compensation has been structured to generally position the executive officers at median for total compensation.

Short-Term Incentive Plans

The Company has two short-term incentive plans, both of which are cash bonus incentive plans designed to focus executive officers and other participants on maximizing efficiency and generating strong financial performance. Salaried employees of the corporate and forest products segments, including executive officers, participate in the Annual Incentive Plan (“AIP”). Employees of the Company real estate development subsidiaries, including the WRECO president, participate in the WRECO Short-Term Incentive Plan (“STIP”). Each position in the Company is assigned a target bonus opportunity under the employee’s respective short-term incentive plan reflecting competitive practices in the market for similar positions. Both the AIP and the STIP are funded based on achieving pre-established financial performance targets, though the principal financial performance metric used in each plan is different because each plan uses the standard performance metric typically used by each of the industries. The AIP is funded based on the Company’s return on net asset (“RONA”) performance. Funding for the STIP is based on return on investment (“ROI”). The plans are funded based partly on the performance of each business against the RONA or ROI targets and partly against targets set annually by the Compensation Committee. Bonuses are awarded to individual employees based on the level of plan funding and the person’s performance against his or her PMP goals. In general, executive officers with a PMP rating of “achieves” receive an award at or near their funding-adjusted individual target level.

AIP Performance Measure and Plan Mechanics

The AIP is an annual cash bonus plan focused on the performance of the businesses in the Company’s Timberlands, Wood Products and Cellulose Fibers segments. The Company’s businesses tend to be cyclical and influenced by separate factors, highlighting the need to view each of the Company’s businesses separately. The redesigned AIP is easier for employees to understand and gives employees a clearer view of the effect of their efforts in improving business performance on their compensation.

80% of the funding is based on the absolute RONA of the businesses for the fiscal year. RONA is defined as earnings before interest and tax (“EBIT”) divided by average net assets. For purposes of determining RONA, net assets equals total assets less cash and short-term investments, accounts payable and accrued liabilities other than income taxes payable. RONA is used as the performance measure given its strong link over time to total shareholder return in the basic materials sector and Weyerhaeuser. The use of this measure is intended to focus participants on generating profitability, both through increasing revenues and controlling costs. In addition, use of this measure reinforces the importance of making capital investments that will improve the Company’s overall returns. The Compensation Committee has discretion to adjust the earnings used in the RONA calculation for special items as appropriate. In 2010 gains from sales of facilities, operations and property, as well as charges for asset impairments and closures and restructurings, were excluded.

20% of the funding for the AIP is based on the performance of the businesses against certain business metrics approved in advance by the Compensation Committee, such as competitive performance, financial measures and performance against strategic goals (the “business scorecard”). Funding for performance against the business scorecard metrics is capped at target or below by various factors, including the failure to achieve profitability and the safety performance of the business.

Employees of businesses in the Forest Products segments, including the executive officer leading the segment and any staff function employees who work only in that business’s facilities or substantially in support of that business receive bonuses based on the performance of the business against its RONA targets and business scorecard metrics, modified by the performance of the individual employee against his or her performance goals. Other staff function employees receive annual bonuses based on the actual funding of the plans for the Timberlands, Wood Products, Cellulose Fibers and WRECO segments modified by the performance of the individual employee against his or her performance goals. This funding mechanism is designed to focus support staff efforts on helping all the businesses to be successful.

AIP Performance Target Setting

Business performance targets required to be met by the Forest Products businesses to fund 80% of their AIP are established by the Compensation Committee at the beginning of each plan year and are not subject to adjustment by Company management. The Compensation Committee determines the level of RONA performance necessary for funding the threshold, target and maximum levels, which represent 20%, 100% and 200% target funding levels. If the segment’s RONA performance is below the threshold, the funding level for this portion of the AIP is 0%.

These targets are established based on a variety of factors, including the level required to fund the Company’s dividend for the threshold; the cost of capital for each segment, near-term outlook and competitive position for target; and internal benchmarks of outstanding performance for the maximum. For 2010, the Compensation Committee established 6% RONA as the threshold funding level for each of the segments. The threshold was set at a level below their costs of capital as part of the Company’s variable pay program based on the fact that Weyerhaeuser and its peers have generated results above and below the cost of capital historically, and because providing some level of payouts in either scenario is competitive practice for the Company’s peers. This threshold level allows minimum funding after certain minimum requirements of funding shareholder dividends have been achieved. For Timberlands, target was set at 9%, 1.5 times target was set at 12% and maximum was set at 17% RONA. For the Wood Products and Cellulose Fibers businesses, the Compensation Committee set target funding level at 10%, 1.5 times target was set at 15% for and maximum was set at 20%. Different levels were used for funding at target or above for the Timberlands sector because of the long-term nature of the Timberlands asset, the nature of its returns and a difference in its cost of capital.

Funding under the AIP for the CEO is based 80% on achievement of Company RONA and 20% on performance against goals approved by the board of directors. The Company RONA threshold for funding for the CEO was set at 6%, target funding level is 10% and maximum funding level is 17% RONA. For 2010, actual Company RONA was 5.9%, so the RONA portion of the AIP did not fund for the CEO. However, the CEO’s performance against his performance goals was considered to be very strong and resulted in the board awarding him a bonus under the AIP of $600,000. Funding for the Executive Vice President – Forest Products is based 50% on the actual funding of Wood Products, 25% on actual funding of Timberlands and 25% on actual funding of Cellulose Fibers.

WRECO STIP

Employees of the Company’s homebuilding subsidiaries, including the WRECO president, participate in the STIP and are not eligible to participate in any other annual incentive plan offered by the Company. Funding for the STIP is based 60% on WRECO’s absolute ROI, 20% on the competitive ROI ranking and 20% based on performance against a set of business metrics. ROI, which is the financial performance metric typically used in the real estate industry, is defined as WRECO annual earnings before interest expense, capitalized interest amortized to cost of sales and taxes, divided by a five-quarter average of Invested Capital. Invested Capital is defined as total assets, less non-interest bearing liabilities and capitalized interest. ROI is used as the measure to focus participants on achieving top quartile competitive performance.

The ROI targets established for each plan year are approved by the Company’s CEO and the Compensation Committee. The minimum ROI threshold to fund the absolute and relative competitive ranking components of the STIP in 2010 was 6%. This level was chosen because it represented top quartile performance among public homebuilders and was aligned with minimum funding levels in the AIP. Target funding was set at 14%, which approximates WRECO’s cost of capital. The threshold competitive ROI ranking required to fund that component of the STIP in 2010 was a median competitive ranking. The business metrics used for 2010 funding focused on pre-tax earnings and cash generation. The resulting funding multiple from all components of the plan may not exceed 500% of target.

WRECO STIP Performance Target Setting and Plan Mechanics

At the beginning of the year, STIP participants are assigned a target bonus that reflects competitive practices in the market for similar positions. Bonus opportunities range from 0% to 500% of the target incentive value based on the participant’s performance against the performance metrics with final awards approved by the Company CEO and the Compensation Committee. Award amounts in excess of 300% of target are automatically deferred for a minimum of two years. The Compensation Committee may recover reasonable amounts from this holdback amount if appropriate due to a restatement of income for the plan period or a material adjustment to income for the plan period in subsequent years. For 2010, absolute ROI was above threshold, competitive ROI ranking was in the top quartile and performance against business metrics exceeded threshold performance levels. The resulting funding factor was 103.4% of target bonus and funded an award for the WRECO President, who became the SVP Wood Products in October 2010, as outlined below.

Bonus Opportunities Under the AIP and STIP

At the beginning of the year, each position in the Company, including executive positions, was assigned a target bonus opportunity that reflected competitive practices in the market for similar positions. Targets for the named executive officers ranged from 75% to 125% of base pay. Payment of target bonus amounts was not guaranteed, but had to be earned based on the funding processes described for each plan above. The opportunity for each person ranged from 0% to 200% of the target incentive value under the AIP and 0% to 500% of the target incentive value in the STIP. Targets set for the CEO and the named executive officers were based on competitive market practices and designed to focus the executive on the goal of improved operating performance.

Bonus Allocation Process

At the end of each year, the Compensation Committee approves the funding for the bonus based on the performance of each business against its pre-determined financial targets and business scorecard metrics. The bonus opportunities for executive officers are adjusted up or down from each officer’s target opportunity based on the level of funding achieved (e.g. 50% funding would reduce an officer’s target opportunity by half). Funded awards are allocated to executive officers based on each officer’s PMP rating. These ratings are established based on a qualitative and quantitative assessment of performance against the officer’s pre-established goals (see “Determination of Compensation – Performance Management”) and other individual performance criteria. In general, executive officers with a PMP rating of “achieves” receive an annual incentive award at or near their funding-adjusted individual target level. Similarly, executive officers with an “exceeds” rating receive an annual incentive award greater than their individual funding-adjusted target level. Those with a “below” rating receive less than their funding-adjusted target incentive opportunity. For 2010, each of the named executive officers was deemed to have performed at the level of achieves or above in relation to his or her goals.

Funding and Allocation Illustration

The board of directors determines the bonus to be paid to the CEO based on the recommendation of the Compensation Committee. The Compensation Committee determines the bonuses to be paid to executive officers based on recommendations by the chief executive officer, executive vice president-Forest Products, and chief human resource officer. For 2010, AIP and STIP targets and bonus awards were as follows:

Executive Officer	Target Bonus	2010 Bonus Earned
D.S. Fulton	125%	$600,000
P.M. Bedient	85%	418,608
L.B. Burrows	85%	461,423
S. Chandrasekaran	75%	371,250
T. F. Gideon	85%	303,450

Bonuses paid to Mr. Fulton, Ms. Bedient and Mr. Chandrasekaran were somewhat above target levels. Mr. Fulton’s bonus was in recognition of superior performance against his PMP performance goals, successful preparation for conversion to a REIT, financial strategy execution, management of the Company’s non-strategic assets, significant reductions in the Company’s SG&A costs, and his leadership of the Company during extremely challenging business conditions. Ms. Bedient’s bonus was above target in recognition of her performance in developing the Company’s financial response to the recession, leadership in restructuring of the Company’s support staff, sponsoring the restructuring of the Company and preparing for REIT conversion, maintaining good relations with investors, leading the review of the Company’s pay and benefit structure, political and community leadership and outside professional activities. Mr. Chandrasekaran’s bonus was above target in recognition of his performance in leading the Company’s safety programs, successful leadership of Cellulose Fibers business and operations, and new business development.

Long-Term Incentive Compensation

Each year, target long-term incentive award opportunities are set for each of the Company’s senior officers, including the named executive officers. Target award opportunities generally are set at the median of peer companies. Grants of long-term incentives are not guaranteed and must be earned each year. These opportunities may be increased or decreased based on the executive officer’s PMP rating, using the criteria described in “Determination of Compensation – Performance Management.” Participants do not receive an equity grant if performance against their PMP performance goals does not meet minimum standards. In general, a PMP rating of “achieves objectives” will result in long-term incentive award at or near the target level opportunity. A rating of “exceeds objectives” may result in awards of up to 200% of an officer’s target opportunity. A rating of “below objectives” will result in below-target awards. For 2010, each of the named executive officers was deemed to have performed at the level of achieves or above in relation to his or her goals. The Compensation Committee also considers competitive market pressures, expected future contributions to the Company and retention concerns in determining the final grants to executive officers.

To fund the Company’s long-term compensation programs, the Compensation Committee establishes an equity pool available for grant in any given year. The pool level is set at the median level of competitive practices within the forest products and broader basic materials industries. For grants in 2010, the Compensation Committee established a pool of 3,377,129 shares (on an adjusted basis) or 0.63% of outstanding common shares to be available for grants of options and restricted stock units to all participants, including any special recognition grants. The Compensation Committee targets an annual share dilution rate of less than 2%. In addition, the Compensation Committee considers the accounting costs reflected in the Company’s financial statements when establishing the forms of equity to be granted and the size of the overall pool. The forms of equity selected are intended to be cost-efficient, and the overall cost must be within the acceptable levels for internal budgets.

In 2010, due to challenges associated with business conditions, significant changes in the Company’s portfolio of businesses and the board’s strategic consideration of whether to elect to be taxed as a REIT, as described above under “Compensation Principles and Processes – Forms of Long-Term Incentive Compensation,” the Compensation Committee granted long-term incentives to executive officers in the form of options and time-vested restricted stock.

Weyerhaeuser makes its annual long-term incentive grants in February of each year at the regular meeting of the Compensation Committee of the board, which typically is within one to two weeks after the Company publicly has released a report of its earnings. The Compensation Committee meeting date is the effective grant date for equity grants to all participants. For executive officers who are hired during the year, the Compensation Committee recommends compensation levels to the board in connection with the board’s appointment of the executive and approves equity grants for the executive that are effective upon the officer’s start date. Larry Burrows was awarded a grant under the WRECO LTIP in February 2010, but the grant was cancelled when he accepted the position of senior vice president, Wood Products in October 2010, and was no longer eligible to participate in the WRECO LTIP. At that time the Compensation Committee awarded him a special grant of options as his initial grant under the Company’s Long-Term Incentive Plan.

Total Long-Term Incentive Compensation Grants

The Compensation Committee established a target level of long-term incentives for each executive officer position based on the median of competitive market long-term incentive levels. For 2010, the target long-term incentive values (as a percent of base salary) for the named executive officers were:

Executive Officer	Target Long Term Incentive Value
D.S. Fulton	420%
P.M. Bedient	138%
L.B. Burrows	163%
S. Chandrasekaran	114%
T. F. Gideon	159%

Stock Options

Stock options are issued at 100% of the fair market value (calculated as the average of the high and low price on the date of grant) to assure that executives will receive a benefit only when the stock price increases. Awards granted in 2010 to executive officers, including the named executive officers, generally vest 25% a year over four years, and, if not exercised, expire in a maximum of 10 years (or earlier in the case of termination of employment). In the event of normal retirement, the vested portion of outstanding 2010 awards may be exercised during the remaining term of the grant to a maximum of 10 years from the date of termination. In the event of early retirement, vested awards may be exercised during the remaining term of the grant to a maximum of five years from the date of termination. The number of stock options granted to the named executive officers was based on their performance compared to their PMP performance goals as noted above. In 2010, the following awards of stock options were granted to the named executive officers:

Executive Officer	Stock Options granted in 2010
D.S. Fulton	398,119
P.M. Bedient	175,291
L.B. Burrows	111,198
S. Chandrasekaran	103,510
T. F. Gideon	239,986

The stock options granted in 2010 to the named executive officers were generally at or above target for the respective position. Mr. Fulton was granted 398,119 options in 2010 in recognition of superior performance against his PMP performance goals, successful preparation for conversion to a REIT, financial strategy execution, management of the Company’s non-strategic assets, significant reductions in the Company’s SG&A costs, and his leadership of the Company during extremely challenging business conditions. Ms. Bedient’s compensation grant of 102,648 options was above target in recognition of her performance in developing the Company’s financial response to the recession, leadership in restructuring of the Company’s support staff, sponsoring the restructuring of the Company and preparing for REIT conversion, maintaining good relations with investors, leading the review of the Company’s pay and benefit structure, political and community leadership and outside professional activities. She also received a special grant of 72,643 options for her performance, retention, and expected future contributions to the Company. Mr. Burrows’ compensation grant of 95,548 options was above target in recognition of his strong leadership of WRECO during an exceptionally challenging economy, excellent safety record for both WRECO and its contractors, high level of customer satisfaction, strong cash flow generation, assistance in restructuring the Company’s incentive plans, successful restructuring of several WRECO subsidiaries, active participation with investors, political and community leadership and leadership of efforts to restructure the asset portfolio of the homebuilding subsidiaries. In addition, he was awarded a special grant of 15,650 options when he accepted the role of senior vice president, Wood Products in October 2010 and his 2010 WRECO LTIP grant was cancelled. Mr. Chandrasekaran’s compensation grant of 62,106 options was above target in recognition of his performance in leading the Company’s safety programs, successful leadership of Cellulose Fibers business and operations, and new business development. He also received a special retention grant of 41,404 options. Mr. Gideon’s compensation grant of 113,862 options was above target in recognition of his safety leadership, improvements in iLevel business and operations during a significantly challenging period, work to consolidate the leadership of the forest products segments, work on the restructuring of Company pay and benefits, sponsoring the rationalization of the Company’s information technology and Timberlands expertise. He also received a special retention grant of 126,124 options.

Restricted Stock Awards

In 2010, the Company awarded 50% of the value of the long-term incentive compensation granted to corporate executive officers and forest products business leaders in the form of restricted stock units. To align the award with share price appreciation, vested awards are delivered to executives in shares with the value of the award contingent upon the price of the Company’s common stock when the shares are sold. Restricted stock units granted in 2010 cease to vest and are forfeited upon termination. The number of restricted stock units granted to the named executive officers was at or slightly above target for the respective position based on their performance compared to their PMP performance goals as noted above in “Stock Options.” The Compensation Committee does not use a specific formula to determine the PMP rating. Larry Burrows also received a special grant of 4,695 restricted stock units when he accepted the role of senior vice president, Wood Products in October 2010 and his WRECO LTIP grant was cancelled.

In 2010, the following awards were granted to the named executive officers who are leaders of the forest product businesses, as well as the CEO and CFO.

Executive Officer	Restricted Stock Units
D.S. Fulton	116,766
P.M. Bedient	31,362
L.B. Burrows	4,695
S. Chandrasekaran	18,975
T. F. Gideon	34,787

Other Benefits

All U.S. and Canadian salaried employees, including executive officers, are eligible for: a defined benefit retirement or pension plan, a defined contribution retirement plan, health and dental coverage, Company-paid term life insurance, disability insurance, paid time off and paid holidays. These rewards are designed to be competitive with overall market practices and are in place to attract and retain the talent needed in the business. In addition, officers may be eligible to participate in the supplemental retirement plan and deferred compensation plan and to receive other benefits described below.

Supplemental Retirement Plan

Executives and other highly-paid officers in the U.S. are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). The Supplemental Plan is provided because it is a competitive practice within the basic materials industry. Supplemental Plan benefits are paid outside the Weyerhaeuser Pension Plan (the “Plan”) from the general funds of the Company. Consistent with general market practices, these benefits are determined based on compensation paid in the five consecutive years when the officer was paid the highest total compensation during the 10 calendar years before his or her retirement. Total compensation means base salary plus any award under the Company’s eligible annual incentive compensation plans, limited to one times base pay. This amount is multiplied by the formula for determining salaried plan benefits under the Plan. The Compensation Committee believes that the Company should provide competitive retirement benefits linked to overall Company performance through the Supplemental Plan funding mechanism. Details of the plan benefits and the amounts accrued to each named executive officer are found in the Pension Benefits Table.

Deferred Compensation

Selected high-level employees, including executive officers, also are eligible to participate in a deferral plan. The deferral plan provides the opportunity to defer up to 50% of base salary and up to 100% of cash bonuses into an interest-bearing account for payment at a future date. This plan is provided to be competitive in the market for executive talent, and to provide executives with a tax-efficient alternative for receiving earnings at a nominal cost to the Company. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of 90-day Treasury bill rates over the prior year plus 3%. The 2010 rate of 3.13% is not considered to be a preferential return when compared to the applicable long-term federal rate.

In addition, under the deferral program, eligible participants, including executive officers, can choose to defer all or a portion of any cash bonus into a deferral account denominated in Weyerhaeuser common stock equivalent units. The Company applies a 15% premium to the deferred amounts if payment is delayed for at least five years. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock. 2010 contributions and year-end account balances can be found in the Non Qualified Deferred Compensation table.

Additional Benefits

Another benefit available to certain Company officers, including executive officers, is additional company-paid life insurance. In addition, the Company has corporate memberships in two clubs that are made available to various officers, including executive officers, for business entertaining only. The Company does not provide vehicles for personal use or personal travel for executives on Company aircraft.

SUPPLEMENTARY COMPENSATION POLICIES

Weyerhaeuser uses additional policies to ensure that the overall compensation structure is responsive to shareholder interests and competitive with the market, including stock ownership requirements.

Stock Ownership Requirements

Stock ownership requirements for executive officers have been in place since 1996. Each executive officer is required to acquire over a five-year period after becoming an executive officer a multiple of his or her base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary grade and range from one to three times base salary. The CEO is required to hold stock valued at three times his base salary. The named executive officers are required to hold stock valued at two times each of their base salaries. The ownership requirement may be satisfied by direct ownership of common shares, the value of amounts deferred into a stock equivalent account (through the voluntary deferral program described above) and shares of Company stock held in the Company’s 401(k) plan. As a result of the decline in the value of the company’s stock price in recent years, as of February 18, 2011, Mr. Fulton and Ms. Bedient were in compliance with the ownership requirements. Mr. Chandrasekaran and Mr. Burrows have not been executive officers for five years.

OTHER FACTORS AFFECTING COMPENSATION

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

In establishing total compensation for the CEO and the named executive officers, the Compensation Committee considered the effect of Section 162(m) of the Internal Revenue Code. However, the Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of the Company’s compensation programs, including salaries and annual incentive plan bonuses may not qualify under the IRS rules as compensation excluded from the limitation on deductibility. Weyerhaeuser has a salary and deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

For individual tax purposes, the Company typically withholds shares to cover taxes resulting from vesting of performance share awards and restricted stock awards.

Change in Control Agreements

The Company has entered into change in control agreements with each of its executive officers. The Compensation Committee believes that change in control policies are an important element of the executive compensation program, support shareholder value creation and are necessary to attract and retain senior talent in a competitive market. Because the agreements give the executive officers reasonable assurance of transitional employment support, the Compensation Committee believes executive officers are able to maintain a more balanced, shareholder-focused approach to change in control situations. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to renewal and accordingly, each of the severance agreements generally expires after three years. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

These agreements effective during 2010 provided for specified payments and other benefits if the officer’s employment was terminated by the Company or its successor during the period beginning on the effective date of a change in control of the Company and ending 24 months after a change in control. Change in control payments are not made if the termination is for cause, retirement, disability or death. Change in control payments also may be required if the officer leaves voluntarily because of significant changes in the officer’s circumstances following the change in control. See the description of the specific factors that would result in a change in control payment and the amounts that can be received in connection with a change in control in “Potential Payments Upon Termination or Change in Control” below. The changes triggering a change in control payment and the amounts paid are intended to give the executive officers reasonable assurance of a long-term employment opportunity, enable them to have a balanced perspective in making overall business decisions, and be competitive within overall market practices.

In addition, the Company’s long-term incentive plans provide that in the event officer is terminated during the period beginning the effective date of a change in control and ending 24 months after a change in control of the Company, all outstanding options held by the officer become exercisable and restricted stock units are vested and released for sale. The accelerated vesting and payout of equity grants in the event of a change in control are intended to allow the executives to recognize the value of their contributions to the Company and not affect management decisions following termination.

Severance Agreements

The Company has severance agreements with each of its executive officers. Under these agreements, the executive receives severance benefits upon termination unless the termination is for cause, is a result of the Company’s mandatory retirement policy, is because of the death or disability of the executive or is because the executive leaves or retires voluntarily. The specific amounts that executive officers would receive as severance payments are described in “Potential Payments Upon Termination or Change in Control” below. The Compensation Committee believes that severance policies are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a competitive market. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to renewal and accordingly, each of the severance agreements expires after a limited term. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

Pre-Set Diversification Plans

Weyerhaeuser and the Compensation Committee have authorized the Company’s executive officers to enter into pre-set diversification plans established according to Section 10b5-1 of the Securities Exchange Act with an independent broker-dealer. These plans include specific instructions for the broker to exercise options or sell stock on behalf of the officer if the Company’s stock price reaches a specified level or certain events occur. The officer no longer has control over the decision to exercise or sell the securities in the plan. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of Company stock during periods in which the officer would be unable to buy or sell Company stock because important information about the Company had not been publicly released. Whenever Company executive officers establish such plans they are publicly disclosed in a current report to the SEC. As of January 6, 2011, none of the Company’s executive officers had such a plan.

COMPENSATION COMMITTEE

The Compensation Committee of the board of directors is comprised entirely of directors who are not employees of the Company and who are independent within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee is responsible for reviewing and approving:

•	the strategy and design of the Company’s compensation, equity-based and benefits programs for Company employees, including its executive officers;
•	corporate performance goals for company-wide incentive programs;
•	overall funding for the Company’s annual and long-term incentive programs based on performance against those goals;
•

performance goals and objectives for the chief executive officer, and the evaluation of the chief executive officer’s compensation in light of his performance against those goals and objectives, and the recommendation to the board for the approval of the chief executive officer’s compensation based on this evaluation; and

•	base salary increases and annual and long-term incentive payments for executive officers and for certain other business and function leaders of the Company.

The Compensation Committee’s compensation decisions are based on these factors:

•	corporate performance,
•	individual performance of the executive compared to agreed-upon performance goals,
•	position of the executive’s salary in the assigned pay range and relative to market pay levels,
•	experience and
•	the salary budget for the Company.

In addition, the Compensation Committee reviews and recommends to the board compensation for serving as a director.

The Compensation Committee currently retains Mercer to advise the Committee on compensation strategy, plan design and executive compensation levels. Mercer also advises the Committee on compensation practices for directors. Weyerhaeuser’s human resources organization serves as the management liaison to the Committee and provides additional counsel, data and analysis as requested by the Committee.

The Compensation Committee formulates an annual agenda for its activity and reviews it periodically. The agenda is designed to cover necessary regular approvals as well as special topics. As part of its agenda, the Committee regularly reviews market trends, changes in competitive practices, and alignment of the Company’s compensation programs with the strategy and needs of the business.

The Compensation Committee Charter includes an overview of the membership, purpose, goals and responsibilities, structure and operations of the Committee, and can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. Paper copies may be obtained by written request to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com

RELATIONSHIPS WITH COMPENSATION COMMITTEE CONSULTANT

The Compensation Committee has the sole authority from the board of directors for the appointment, compensation and oversight of the Company’s outside compensation consultant. The Committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its consultant to assist the Committee with its responsibilities related to the Company’s executive and board of director compensation programs. Mercer’s fees for executive compensation consulting to the Committee in fiscal year 2010 were $185,878. The executive compensation services provided include assisting in defining the Company’s executive compensation strategy, providing market benchmark information, supporting the design of incentive compensation plans, advising on the competitiveness of board of director compensation, and providing regulatory and governance guidance.

During the fiscal year, Mercer and its MMC affiliates were retained by Company management to provide services unrelated to executive compensation, including insurance brokerage and actuarial services for the Company’s pension plans. The aggregate fees paid for those other services in fiscal 2010 were $1,817,971. The Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business. Based on policies and procedures implemented by the Committee and by Mercer to ensure the objectivity of Mercer’s individual executive compensation consultant, the Committee believes that the consulting advice it receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee acts on behalf of the board of directors to establish and oversee the Company’s executive compensation program in a manner that serves the interests of Weyerhaeuser and its shareholders. For a discussion of the Compensation Committee’s policies and procedures, see “Compensation Committee” above.

Management of the Company has prepared the Compensation Discussion and Analysis of the compensation program for the named executive officers in the Summary Compensation Table. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2011 annual meeting of shareholders.

•Wayne W. Murdy, Chairman	•Kim Williams
•Debra A. Cafaro	•John I. Kieckhefer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Cafaro, Mr. Kieckhefer, Mr. Murdy and Ms. Williams served as members of the Compensation Committee during 2010. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2010 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter. The current charter for the Committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP is the Company’s independent registered public accounting firm and is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the consolidated financial statements and the assessment of the effectiveness of internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors.

In this context, the Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Committee also has reviewed and discussed the audited financial statements with management.

Based on the reviews and discussions described above, the Committee recommended to the board of directors that the audited financial statements and assessment of internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for 2011.

•	D. Michael Steuert Chairman

•	Mark A. Emmert
•	John I. Kieckhefer

•	Kim Williams

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

POLICY

The board of directors recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the board prefers to avoid related party transactions. However, the board recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. For example, this would be true if the Company would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources, or when the Company provides products or services to related persons on an arm’s-length basis and on the same kind of terms provided to unrelated third parties. As a result, the board has delegated to the Audit Committee the responsibility to review related party transactions. The committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with the best interest of the Company and its shareholders.

RELATED PARTY TRANSACTIONS

The board has defined related party transactions as any arrangement or relationship with the Company when the amount of the transaction or the amount of combined similar transactions is greater than $120,000 and when a related person has a material interest. A related person is anyone who is:

•	a director or executive officer of the Company,
•	a shareholder who beneficially owns more than 5% of the Company’s stock,
•	an immediate family member of any of the Company’s directors or executive officers or
•	a company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.

APPROVAL AND CONTINUING REVIEW

The director or executive who is a related person or has a family member who is a related person must tell the Company’s Corporate Secretary about any proposed related party transaction and give the Corporate Secretary all the facts and circumstances of the proposed transaction. If the Corporate Secretary investigates and decides the transaction would be a related party transaction, the transaction is brought to the Audit Committee for review. The committee reviews all the facts and circumstances, including the potential effect on a director’s independence if the Company enters into the transaction. The committee approves the transaction only if it decides that the transaction is not inconsistent with the best interests of the Company and its shareholders. The chair of the Audit Committee has the authority to approve transactions on behalf of the committee in between committee meetings if it is not practical to wait until the next committee meeting for a review.

Whenever a member of the committee is a related person, the transaction is reviewed only by the disinterested members of the ommittee. If multiple members of the committee, including the chair of the committee, are related persons, the disinterested members of the board of directors review the transaction rather than the committee. Any related party transaction approved by the chair of the committee between meetings must be reported to the committee. Material related party transactions that are approved by the committee must be reported to the board.

The committee also reviews any related party transactions of which the Company becomes aware that were not approved by the committee in advance. The committee evaluates the transaction using the same process and standards it would use to approve a transaction before it is entered into.

The committee decides whether to ratify the transaction or require an amendment of the terms of the transaction or to terminate the transaction. At its first meeting each year, the committee reviews any ongoing related party transaction in which the amount of the transaction is still greater than $120,000. The committee decides if the transaction is still in the best interests of the Company or if the transaction should be modified or terminated.

CODE OF ETHICS

The Company’s first Code of Ethics was issued in 1976. The Code of Ethics currently is in its eighth edition and is issued to all directors and employees. It also is available to customers, contractors, suppliers and the public. The current edition of the Code of Ethics is available on the Company’s web site at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063- 9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)($)	Stock Awards (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Comp (4)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)($)	All Other Comp (6)($)	Total ($)
D.S. Fulton President and Chief Executive Officer	2010 2009 2008	800,000 830,769 792,427	1,712,880 952,875 1,144,710	2,102,068 1,642,500 2,775,745	600,000 0 0	675,943 1,426,256 234,186	907 18,166 34,456	5,891,798 4,870,566 4,981,524

P.M. Bedient Executive Vice President and Chief Financial Officer	2010 2009 2008	563,000 577,385 545,615	460,059 181,427 486,502	925,536 471,954 354,147	418,608 0 0	156,419 202,981 65,026	5,246 11,174 17,422	2,528,868 1,444,921 1,468,712

L.B. Burrows President, Weyerhaeuser Real Estate Company	2010 2009	512,500 519,231	73,993 0	584,308 232,200	461,423 199,750	493,572 417,799	6,283 21,641	2,132,079 1,390,621

S. Chandrasekaran Senior Vice President, Cellulose Fibers	2010 2009 2008	434,093 434,077 404,154	278,343 99,099 360,376	546,533 257,790 270,818	371,250 0 0	222,118 321,270 58,968	1,082 8,147 12,327	1,853,419 1,120,383 1,106,643

T. F. Gideon Executive Vice President, Forest Products	2010 2009 2008	587,500 602,308 533,129	510,296 251,559 354,860	1,267,126 654,390 327,760	303,450 0 0	459,828 868,703 106,012	4,956 9,369 17,422	3,133,156 2,386,329 1,339,183

(1)	The amount reported in this column for each executive officer reflects the dollar amount paid in cash of base salary in the fiscal year. In fiscal year 2009 there were 27 pay periods.

(2)	Amounts in this column for all grants of restricted share units to all officers included in the table and for all periods reflect the grant date fair value of awards granted under the Company’s Long-Term Incentive Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Details regarding 2010 stock awards can be found in the table “Grants of Plan-Based Awards.” Details regarding the 2010, 2009 and 2008 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards At Fiscal Year End.”

(3)	Amounts in this column for all grants of stock options to all officers included in the table and for all periods reflect the grant date fair value of awards granted under the Company's Long-Term Incentive Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. (See Note 18 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K.) Details regarding 2010 stock option awards can be found in the table “Grants of Plan-Based Awards.” Details regarding 2010, 2009 and 2008 stock option awards that are still outstanding can be found in the table “Outstanding Equity Awards At Fiscal Year End.”

(4)	Amounts for Mr. Fulton, Ms. Bedient, Mr. Chandrasekaran and Mr. Gideon represent the value of the incentive awards earned in fiscal year 2010, 2009 and 2008 and paid in the first quarters of 2011, 2010 and 2009, respectively, based on the Company’s performance against minimum (threshold), target and maximum performance levels set by the Compensation Committee of the board. The measures are described in “Compensation Discussion and Analysis—Compensation Components—AIP—AIP Performance Measures and Plan Mechanics” above. The value for Mr. Burrows represents the value of incentive award earned in fiscal year 2010 and paid in the first quarter of 2011 based on the performance of Weyerhaeuser Real Estate Company against performance levels set by the Compensation Committee of the board and described in “Compensation Discussion and Analysis—Compensation Components-WRECO Short-Term Incentive Compensation Plan above. He did not earn a cash payment from the WRECO Long Term Incentive Compensation Plan for the plan period 2008-2010.

(5)	Amounts represent annual changes in the actuarial present value of accumulated pension benefits. There were no preferential earnings on nonqualified deferred compensation in 2010. (Preferential or above market earnings is considered to be interest greater than 120% of the applicable federal long-term rate (annual long term rate in effect for January 2010.).

(6)	Amounts reported for 2010, 2009 and 2008 that represent All Other Compensation for each of the named executive officers are described in the following table:

Name	Year	Company Contribution to Defined Contribution Plan ($)	Executive Term Life Insurance Premium ($)	Financial Counseling ($)	Relocation and Temporary Living ($)	Total ($)
D. S. Fulton	2010 2009 2008	0 12,005 11,270	907 1,057 1,057	0 5,104 22,129	0 0 0	907 18,166 34,456
P. M. Bedient	2010 2009 2008	4,598 8,832 11,270	648 1,057 1,057	0 1,285 5,095	0 0 0	5,246 11,174 17,422
L.B. Burrows	2010 2009	5,635 4,846	648 1,057	0 1,285	0 14,453	6,283 21,641
S. Chandrasekaran	2010 2009 2008	434 7,090 11,270	648 1,057 1,057	0 0 0	0 0 0	1,082 8,147 12,327
T. F. Gideon	2010 2009 2008	4,308 7,027 11,270	648 1,057 1,057	0 1,285 5,095	0 0 0	4,956 9,369 17,422

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2010

Name	Type of Award	Grant Date(1)	Number of Non-Equity Incentive Plan Units Granted (#) (2)	Estimated Future Payout under Non-Equity Long-Term Incentive Plan Awards ($) (2)	Stock Awards: Number of Shares of Stock or Units (#) (3)	Option Awards: No. of Securities Under- lying Options (#) (4)	Exercise or Base Price of Option Awards ($/ Sh)(5)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
D. S. Fulton	Option Stock Award	2/10/2010 2/10/2010			116,766	398,119	14.803	14.795 14.795	5.28 5.28
P. M. Bedient	Option Option Stock Award	2/10/2010 2/10/2010 2/10/2010			31,362	175,291	14.803	14.795	5.28
L. B. Burrows	Performance Units Option Option Stock Award	2/10/2010 2/10/2010 10/14/2010 10/14/2010	300	0	4,695	95,548 15,650	14.803 15.780	14.795 15.76	5.28 5.10
S. Chandrasekaran	Option Option Stock Award	2/10/2010 2/10/2010 2/10/2010			18,975	103,510	14.803	14.795	5.28
T. F. Gideon	Option Option Stock Award	2/10/2010 2/10/2010 2/10/2010			34,787	239,986	14.803	14.795	5.28

(1)	The Compensation Committee approves Weyerhaeuser long-term incentive grants to executive officers at its regular meetings. The Compensation Committee meeting date is the effective grant date for equity grants to named executive officers other than the CEO. Compensation for the CEO is approved by the board of directors based on recommendation by the Compensation Committee. The date of approval by the board of directors is the effective grant date for grant to the CEO.

(2)	Mr. Burrows was granted an award of 300 units under the WRECO long-term cash incentive plan, which were cancelled when he became the senior vice president, Residential Wood Products in October 2010. At that time, he was granted a stock award and an additional option award under the Company’s Long-Term Incentive Plan.

(3)	Outstanding stock awards were credited with the special earnings and profits dividend that was distributed to shareholders on September 1, 2010.

(4)	Outstanding option awards were adjusted as required by the Weyerhaeuser Long-Term Incentive Compensation Plan to reflect the special earnings and profits dividend that was distributed to shareholders on September 1, 2010. The number of shares available upon exercise of the option awards and the exercise price were adjusted to reflect the special earnings and profits dividend without any change in the aggregate price to be paid for the options.

(5)	Stock options are granted under the Company’s Long-Term Incentive Plan, which provides that the exercise price for stock options is the average of the high and low stock price on the date of grant.

NON-EQUITY INCENTIVE PLAN COMPENSATION

These amounts are annual cash incentives under the Company’s AIP, except for Mr. Burrows, whose values represent his earnings under the WRECO STIP or LTIP. The AIP is funded based 80% on the RONA performance, which is defined in “Compensation Discussion and Analysis—Compensation Components— Determination of Compensation—AIP Performance Measures and Plan Mechanics” above, of each of the Company’s segments and 20% based on the performance of segment businesses against the business scorecard metrics approved in advance by the Compensation Committee, such as competitive performance, financial measures and performance against strategic goals. Funding for performance against the business scorecard metrics is capped at target or below by various factors, including the failure to achieve profitability and the safety performance of the business. For each year a threshold, target and maximum goal is established by the Compensation Committee that represents 20%, 100% and 200% target funding levels for that portion of the funding. For 2010, the threshold performance goal to fund the RONA portion of the AIP was 6% RONA for the AIP in general. For Timberlands, target funding was set at 9% and maximum was set at 17% RONA. For the Wood Products and Cellulose Fibers businesses, target funding was set at 10%and maximum was set at 20%. Funding under the AIP for the CEO is based 80% on achievement of Company RONA and 20% on his performance against his PMP goals approved by the board of directors. The Company RONA threshold for funding for the CEO was set at 6%, target funding level is 10% and maximum funding level is 17% RONA. At the end of 2010, the Committee approved funding for the incentive pool based on performance against the pre-determined RONA targets and the business scorecard metrics.

Funding for the WRECO STIP is based in part on WRECO’s absolute ROI, which is defined in

“Compensation Discussion and Analysis—Compensation Components – Determination of Compensation—WRECO STIP” above, in part on WRECO’s absolute ROI, in part based on its competitive ROI ranking and in part based on performance against a set of business metrics. The ROI targets are established for each plan year by the WRECO President and approved by the Company’s CEO and the Compensation Committee. The minimum ROI threshold to fund the absolute and relative competitive ranking components of the STIP in 2010 was 6%. For the absolute ROI component, target funding was set at 14% and maximum funding of three times target would be achieved for an ROI of 40% or more. The threshold competitive ROI ranking required to fund that component of the STIP in 2010 was a median competitive ranking, with a maximum possible funding of level of target for a competitive position of first place, provided that absolute ROI exceed 14%. The business metrics used for 2010 funding focused on cash generation and pre-tax earnings. For 2010, WRECO achieved an ROI of 7%, generated cash flow and pre-tax earnings in excess of threshold, and funded an award for the WRECO President as described above.

Funding for the WRECO LTIP is based on WRECO performance over a three-year period. For the 2008 through 2010 plan period, performance was measured primarily by the absolute pre-tax economic profit of WRECO. Pre-tax economic profit (“PTEP”) is defined as earnings before interest and taxes, minus a cost of capital charge. The cost of capital charge, funding schedules and ROI targets are established for each plan year by the WRECO President and approved by the Company’s CEO and the Compensation Committee. For the 2008 to 2010 performance cycle, the cost of capital charge was set at 14% of invested capital, target funding was set at 20% of invested capital and there was no maximum funding level. During the performance cycle ending in 2010, PTEP was below zero and the LTIP did not fund.

EQUITY AWARDS

Values for stock grants and options grants in the summary compensation table and numbers included in the grants of plan-based awards table relate to options, stock appreciation rights, performance share units or restricted stock units granted to the named executive officers under the Company’s 2004 Long-Term Incentive Plan (the “Plan”). The Plan provides for the award of stock options, stock appreciation rights, restricted stock and restricted stock units, and performance shares and performance share units. The Plan provides that options must be granted at fair market value and it prohibits the repricing of outstanding options. The Plan has been filed with Securities and Exchange Commission and is available at www.sec.gov. The Plan is administered by the Compensation Committee, which has retained the exclusive authority to make awards under the Plan. The committee approves all long-term incentive grants to executive officers other than the CEO, whose grants are approved by the board. The committee also approves the overall grant pool and individual grants for all other participants. The primary purpose of the Plan is to link compensation with the long-term interests of shareholders.

The Plan requires outstanding stock options and stock appreciation rights to be adjusted as a result of the Special Dividend (See “Note 2: Real Estate Investment Trust (REIT) Conversion”). For outstanding stock options and stock appreciation rights, the number of shares available upon exercise of the awards increased and the exercise price decreased by the ratio of the closing price of our common stock on the New York Stock Exchange on July 19, 2010 to the opening price on July 20, 2010. The adjustment did not change the aggregate exercise price for any option grant. Outstanding restricted stock units were credited with the Special Dividend paid per share. The Plan, which was approved by Company shareholders, was amended and restated on December 8, 2010 to adjust the authorized number of shares, as specified by the plan to reflect the distribution to shareholders of the Special Dividend. The Plan restatement authorizes the issuance of 10,033,509 shares of Weyerhaeuser stock.

February 10, 2010 and October 14, 2010 Option Grant

Options granted to each of the named executive officers on February 10, 2010 as long-term incentive compensation and the additional options granted to Mr. Burrows on October 14, 2010 are exercisable beginning 12 months after the grant date, with 25% of the shares in the grant becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. The options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement.

February 10, 2010 and October 14, 2010 Restricted Stock Unit Awards

Restricted stock units granted to Mr. Fulton, Ms. Bedient, Mr. Chandrasekaran and Mr. Gideon on February 10, 2010 and to Mr. Burrows on October 14, 2010 vest over four years beginning 12 months following the grant date, with 25% of the shares becoming vested and available for release at that time, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. During the vesting period, nonvested awards earn the equivalent of dividends, which are credited as additional restricted stock units, subject to the same vesting and release schedule as the original awards. Awards not yet released are forfeit upon termination unless termination is due to death, disability, or reduction in force.

COMPENSATION COMPONENTS IN PROPORTION TO TOTAL COMPENSATION

The combination of the compensation components granted to an executive officer and the amount of each component is influenced by the role of the person in the Company, market surveys, the total value of all the compensation, and benefits and perquisites available to the person. The Committee reviewed a tally sheet of all compensation, benefits and perquisites provided to the CEO and the named executive officers in connection with its compensation decisions for these officers. In general, the Company positions itself at the median for each of the different components of total pay so total compensation for the CEO and the named executive officers is comparable to the Company’s peers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (6) ($)
D. S. Fulton	02/11/2004 02/16/2005 02/15/2006 04/19/2006(3 02/14/2007 02/20/2008 06/19/2008 02/18/2009 02/18/2009(4 02/10/2010	) )	119,445 119,447 75,651 25,217 57,330 119,440 172,545 82,938 0 0	0 0 0 0 19,110 119,441 172,545 248,817 331,755 398,119	23.6660 23.9220 26.2690 27.8910 30.3890 23.5570 20.8720 9.5280 9.5280 14.8030	02/11/2014 02/16/2015 02/15/2016 04/19/2011 02/14/2017 02/20/2018 06/19/2018 02/18/2019 02/18/2019 02/10/2020	— — — — — 25,841 — 76,847 — 116,766	— — — — — 489,172 — 1,454,712 — 2,210,385
P. M. Bedient	02/11/2004 02/16/2005 02/15/2006 4/19/2006(3 02/14/2007 04/19/2007 02/20/2008 02/18/2009 02/18/2009(4 02/10/2010	) )	26,554 29,199 18,581 6,309 18,912 39,815 33,841 15,791 0 0	0 0 0 0 6,305 13,272 33,842 47,375 126,332 175,291	23.6660 23.9220 26.2690 27.8910 30.3890 28.9310 23.5570 9.5280 9.5280 14.8030	02/11/2014 02/16/2015 02/15/2016 04/19/2011 02/14/2017 04/19/2017 02/20/2018 02/18/2019 02/18/2019 02/10/2020	— — — — — — 10,982 14,632 — 31,362	— — — — — — 207,898 276,977 — 593,683
L.B. Burrows	02/12/2002 02/13/2003 02/11/2004 02/16/2005 02/15/2006 02/14/2007 02/20/2008 03/31/2008 02/18/2009 02/10/2010 10/14/2010		10,618 11,149 26,544 23,094 24,421 17,121 13,271 13,271 23,886 0 0	0 0 0 0 0 5,707 13,272 13,272 71,659 95,548 15,650	23.0760 18.6890 23.6660 23.9220 26.2690 30.3890 23.5570 24.2050 9.5280 14.8030 15,7800	02/12/2012 02/13/2013 02/11/2014 02/16/2015 02/15/2016 02/14/2017 02/20/2018 03/31/2018 02/18/2019 02/10/2020 10/14/2020	4,695	88,876
S. Chandrasekaran	02/11/2004 02/16/2005 02/15/2006 04/19/2006(3 02/14/2007 02/20/2008 02/18/2009 02/18/2009(4 02/10/2010	) )	4,446 7,433 8,455 6,039 27,870 25,879 8,625 0 0	0 0 0 0 9,291 25,879 25,877 69,005 103,510	23.6600 23.9220 26.2690 27.8910 30.3890 23.5570 9.5280 9.5280 14.8030	02/11/2014 02/16/2015 02/15/2016 04/19/2011 02/14/2017 02/20/2018 02/18/2019 02/18/2019 02/10/2020	— — — — — 8,398 7,992 — 18,975	— — — — — 158,981 151,290 — 359,188
T. F. Gideon	02/11/2004 02/16/2005 02/15/2006 04/19/2006(3 02/14/2007 02/20/2008 02/20/2008 02/18/2009 02/18/2009(4 02/10/2010	) )	7,698 38,091 41,409 17,254 37,824 24,684 6,636 21,895 0 0	0 0 0 0 12,609 24,685 6,636 65,688 175,166 239,986	23.6660 23.9220 26.2690 27.8910 30.3890 23.5570 23.5570 9.5280 9.5280 14.8030	02/11/2014 02/16/2015 02/15/2016 04/19/2011 02/14/2017 02/20/2018 02/20/2018 02/18/2019 02/18/2019 02/10/2020	— — — — — 8,011 — 20,288 — 34,787	— — — — — 151,643 — 384,044 — 658,511

•

Number of securities underlying unexercised options, option exercise price, and equity incentive plan awards are reported on an adjusted basis following the distribution of the Special Dividend of earnings and profits.

•	Grants awarded in 2010 are also reported in the Summary Compensation Table and the Grants of Plan Based Awards for Table.

(1)	For a better understanding of the equity awards included in this table, we have provided the grant date.

(2)	With the exception of options granted on April 19, 2006 and the special retention options granted on February 18, 2009, all option grants vest and are exercisable beginning 12 months after the grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date. Full vesting occurs on the fourth anniversary of the grant date. Options were granted for a term of 10 years, and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement. Upon normal retirement, all unexercised options become exercisable.

(3)	The options granted on April 19, 2006 vested and became exercisable beginning on the second anniversary date of the grant, with 100% of the options vesting on that date. Options were granted for a term of five years and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement.

(4)	Retention options granted on February 18, 2009 to Mr. Fulton, Ms. Bedient, Mr. Chandrasekaran, and Mr. Gideon vested and are exercisable beginning four years after the grant date, with 100% of the options vesting on that date. The options were granted for a term of 10 years, and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement. If the executive terminates employment prior to vesting for any reason other than death, disability or position elimination, the unexerciseable options are forfeited.

(5)	Stock awards granted on February 20, 2008, February 18, 2009 and February 10, 2010 are in the form of restricted stock units that vest over four years beginning 12 months following the grant date, with 25% of the units becoming vested and available for release at that time, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. During the vesting period, nonvested awards earn the equivalent of dividends, which are credited as additional restricted stock units, subject to the same vesting and release schedule as the original awards. Awards not yet released and any dividend credited to them are forfeited upon termination for any reason.

(6)	Values for restricted stock unit awards granted on February 20, 2008, February 18, 2009 and February 10, 2010 were computed by multiplying the market price of $18.93 for the Company’s common stock at end of fiscal year 2010 by the number of units.

OPTION EXERCISES IN FISCAL 2010

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
D. S. Fulton	0	0
P. M. Bedient	0	0
L.B. Burrows	0	0
S. Chandrasekaran	0	0
T. F. Gideon	0	0

PENSION BENEFITS

Name	Plan Name	Years of Credited Service earned under Formula A (#) (1)	Present Value of Accumulated Benefit earned under Formula A ($) (2)		Years of Credited Service earned under Formula B (#) (3)	Present Value of Accumulated Benefit earned under Formula B ($) (4)		Total Years of Credited Service (#)	Total Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
D. S. Fulton	Pension Plan – Title B Supplemental Retirement Plan	34 34	$ $	1,478,024 6,086,344	1 1	$ $	24,749 101,009	35 35	$ $	1,502,773 6,187,353	0 0
P. M. Bedient	Pension Plan – Title B Supplemental Retirement Plan	7 7	$ $	241,986 371,485	1 1	$ $	19,333 30,132	8 8	$ $	261,319 401,617	0 0
L.B. Burrows	Pension Plan – Title B Supplemental Retirement Plan	21 21	$ $	740,010 839,582	1 1	$ $	20,066 22,701	22 22	$ $	760,076 862,283	0 0
S. Chandrasekaran	Pension Plan – Title B Supplemental Retirement Plan	15 15	$ $	600,241 576,887	1 1	$ $	23,308 22,337	16 16	$ $	623,549 599,224	0 0
T. F. Gideon	Pension Plan – Title B Supplemental Retirement Plan	32 32	$ $	1,157,089 2,003,583	1 1	$ $	20,876 36,046	33 33	$ $	1,177,965 2,039,629	0 0
(1)	Number of years of credited service as of December 31, 2009 rounded to the nearest whole years of credited service. These years of service are used for calculating Formula A accrued benefit only.

(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2010, using age 62, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula A, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

3)	Number of years of credited service computed beginning on January 1,2010 and ending as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2010 rounded to the nearest whole years of credited service. These years of service are used for calculating Formula B accrued benefit only.

(4)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2010, using age 65, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula B, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

The Weyerhaeuser Pension Plan is a noncontributory, defined benefit pension plan. Title B, for salaried employees, provides normal retirement at age 65 and early retirement may be elected by any participant who has reached age 55 and has at least 10 years of vesting service. Each of the named executive officers is eligible for early retirement, with the exception of Ms. Bedient, who joined the Company in 2003 and has fewer than 10 years of vesting service. The Company made changes to this Plan effective January 1, 2010 that affect the benefit for years of service accrued on and after January 1, 2010. Service accrued prior to

January 1, 2010 was earned under Formula A and service accrued on and after January 1, 2010 is earned under Formula B. The annual retirement benefit payable upon normal retirement under Formula A is equal to (i) 1.1% of the participant’s average salary for the highest five consecutive years during the 10 calendar years before retirement multiplied by the years of credited service accrued through December 31, 2009, plus (ii) 0.45% of such highest average annual salary in excess of the participant’s Social Security integration level (as such term is defined in the Plan), multiplied by the number of years of credited service accrued through December 31, 2009. The annual retirement benefit payable upon normal retirement under Formula B is equal to (i) 0.8% of the participant’s average salary for the highest five consecutive years during the 10 calendar years before retirement multiplied by the years of credited service accrued on or after January 1, 2010, plus (ii) 0.3% of such highest average annual salary in excess of the participant’s Social Security integration level (as such term is defined in the Plan), multiplied by the number of years of credited service accrued on and after January 1, 2010. The benefit payable upon early retirement under Formula A is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. The benefit payable upon early retirement under Formula B is a percentage of the benefit that would be payable upon normal retirement and ranges from approximately 47% at age 55 to 100% at age 65. A participant in a defined benefit pension plan generally is limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $195,000 (in 2010, but subject to adjustment) or (ii) 100% of the participant’s average compensation during the consecutive three-year period in which he or she received the highest compensation. Further reduction of this limitation may be required for retirement prior to the Social Security normal retirement age. The compensation used in determining benefits under this Plan is limited by Internal Revenue Code Section 401(a)(17)

($245,000 in 2010, but subject to adjustment). The Company also implemented a Retiree Medical Enhancement effective January 1, 2010. The Retiree Medical Enhancement provides a monthly payment of $30 per year of vesting service (maximum of 35 years) payable until age 65 for those salaried employees who were hired prior to January 1, 2010, were not eligible to retire at December 31, 2009 and elect to have their pension benefit paid as an annuity. Provided Ms. Bedient elects to have her pension benefit paid as an annuity and because she was not eligible for retirement on December 31, 2009, she will become eligible at retirement for this new Plan feature. Mr. Fulton, Mr. Gideon and Mr. Burrows were eligible for early retirement as of December 31, 2009 and are therefore not eligible for the Retiree Medical Enhancement. They are eligible for a portion of their retiree medical premium to be paid by the Company in its Postretirement Medical Plan for Salaried Employees.

Supplemental Retirement Plan benefits are paid outside the Weyerhaeuser Pension Plan from the general funds of the Company and are determined by applying the formula under the Plan – Title B – for salaried employees but including benefits that exceed the Internal Revenue Code limitations described above. The same changes made to the pension plan that affect the benefit for years of service on and after January 1, 2010 were also made to the Supplemental Retirement Plan. This does not include the Retiree Medical Enhancement.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
D. S. Fulton	0	0	0	0	0
P. M. Bedient	0	0	7,842	0	258,399
L.B. Burrows	0	0	103,029	0	3,394,853
S. Chandrasekaran	43,409	0	2,971	62,515	120,245
T. F. Gideon	0	0	737	0	24,273

(1)	Amounts deferred and reported in this column include any non-equity incentive compensation earned in 2010 and paid in 2011, which are included in the Summary Compensation Table as salary earned and paid in 2010. Mr. Burrows was the only named executive officer who received any non-equity incentive compensation for 2010.

(2)	Employer paid premium on amounts deferred by the executive into the common stock equivalents account in the deferral plan, which are included in “All Other Compensation” in the Summary Compensation Table. No contributions were made in 2010.

(3)	Fiscal 2010 earnings, which includes interest on amounts deferred into the fixed interest account of the deferral plan and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred in the common stock equivalents account in the deferral plan.

(4)	Amounts deferred and reported in this column include amounts that were reported as compensation in the Company’s Summary Compensation Table for previous years, interest earned on amounts deferred into the fixed-interest account of the deferral plan, any premium for amounts deferred into the common stock equivalents account in the deferral plan, and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred into the common stock equivalents account in the deferral plan.

Executive officers in the United States are eligible for a deferral program. The deferral plan provides the opportunity to defer base salary and cash incentives for payment at a future date. The executive may defer between 10% and 50% of his or her base salary and up to 100% of his or her cash bonus. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of the 90-day Treasury bill rate over the prior year, plus 3%.

Under the deferral plan, executive officers can choose to defer all or a portion of any cash incentives into a deferral account denominated in Weyerhaeuser common stock equivalent units with a 15% premium applied if payment is delayed for at least five years. The amount designated to be deferred in the form of common stock equivalent units and any premium is divided by the median price per share of Company stock for the last 11 trading days of January to determine the number of deferred stock equivalent units credited to executive’s account. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

For deferrals in years prior to 2005, deferred amounts are paid in the year specified or upon the event specified by the executive. Beginning in 2005, amounts deferred may be paid to the executive beginning the year after the executive’s separation from service, up to five years following his or her separation from service. Payments may be made in a lump sum or up to 20 equal annual payments or for a maximum of five annual payments if the executive left the Company for reasons other than death, disability or retirement. Payments from the stock equivalents accounts are in cash, and are determined by multiplying the number of common stock equivalent units in the executive’s account by the median price per share of Company stock for the last 11 trading days of January of the payment year. No withdrawals or other distributions are permitted under the terms of the deferral plan before the executive’s specified payment date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

CHANGE IN CONTROL

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the period from the effective date of a change in control and 24 calendar months following the effective date of a change in control of the Company, the officer’s employment is terminated by the Company or its successor for reasons other than cause, mandatory retirement, early retirement, disability or death. Cause is defined as a participant’s:

•

willful and continued failure to perform substantially the officer’s duties after the Company delivers to the participant written demand for substantial performance specifically identifying the manner in which the officer has not substantially performed his or her duties;

•	conviction of a felony; or
•	willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Mandatory retirement is defined as age 65. Disability is defined by the Weyerhaeuser Pension Plan, or in any successor to such plan.

These payments and benefits also would be paid if the officer terminates his or her employment for “Good Reason.” The officer would be considered to have left for Good Reason if there has been:

•	a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change in control;
•

a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than the officer’s primary residence was located immediately prior to the change in control;

•	a reduction by the company in the officer’s base salary as of the effective date;
•	a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or
•	a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans.

If an officer is terminated without cause or leaves for Good Reason during the period described above following a change in control, the officer will receive:

•	an amount equal to three times the highest rate of the officer’s annualized base salary rate in effect prior to the change in control;
•	three times the officer’s target annual bonus established for the bonus plan year in which the officer’s date of termination occurs;
•	an amount equal to the officer’s unpaid base salary and accrued vacation pay through the effective date of termination;
•	the officer’s earned annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination;
•

continuation of health care benefits and group term life insurance for the officer for 36 months or, if substantially similar coverage is impractical, payment of $25,000 each year for three years (net of required payroll and income tax withholding);

•

full vesting of the officer’s benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years; and

•	an amount equal to the value of any premiums on share equivalents forfeited in connection with the officer’s termination.

In addition, in accordance with the terms of the Company’s long-term incentive plans outstanding stock options and restricted stock held by executive officers would vest and become exercisable following a change in control only if the officer were terminated within the period beginning as of the change in control and ending 24 months after the change in control.

SEVERANCE

Agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated when there is no change in control unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive. The severance benefit payable is an amount equal to:

•	one and one-half times the highest base salary rate paid to the executive prior to termination;
•	one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs;
•	the amount of the executive’s unpaid base salary and accrued vacation pay through the date of the termination;
•	the officer’s earned annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; and
•	a payment of $10,000 for health care insurance, net of required payroll and income tax withholding.

The severance benefit payable to Mr. Fulton is the same as described above except that the amount paid for base salary is two times his highest base salary rate and the amount for target bonus is two times his target annual bonus.

POTENTIAL PAYMENT AMOUNTS

The following tables describe potential payments to the named executive officers that could be made upon termination or a change in control. All amounts assume the named executive officer terminated employment as of December 31, 2010.

Executive Benefits and Payments Upon Termination of D. S. Fulton	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$184,615	$184,615	$1,784,615	$	$2,584,615	$184,615
Annual Incentive Plan (AIP)	$600,000(A)	$600,000(A)	$2,600,000(B)	$0	$3,600,000(D)	$600,000(A)
Restricted Stock (2)	$489,172(E)	$2,699,557(F)	$1,041,769(G)	$0(H)	$4,154,270(I)	$2,699,557(J)
Stock Options (3)	$3,982,415(K)	$7,101,575(N)	$5,439,447(O)	$0(R)	$7,101,575(S)	$7,101,575(T)
Nonqualified Deferred Compensation (4)	$0	$0	$0	$0	$0	$0
Gross Up Payment (5)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (6)	$0	$0	$0	$0	$507,967	$0
Life and Health Care Insurance (7)	$0	$0	$13, 596	$0	$101,971	$0
Life Insurance Proceeds (8)	$0	$0	$0	$0	$0	$700,000
Outplacement Services (9)	$0	$0	$20,000	$0	$20,000	$0

*	Mr. Fulton is eligible for early retirement, but is not eligible for normal retirement based on his age

Executive Benefits and Payments Upon Termination of P. M. Bedient	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary(including payout of vacation)	N/A	$0	$855,000	$0	$1,710,000	$0
Annual Incentive Plan (AIP)	N/A	$418,608(A)	$1,145,358(C)	$0	$1,872,108(D)	$418,608(A)
Restricted Stock (2)	N/A	$801,581(F)	$356,319(G)	$0(H)	$1,078,558(I)	$801,581(J)
Stock Options (3)	N/A	$2,356,619(M)	$1,181,113(P)	$0(R)	$2,356,619(S)	$2,356,619(T)
Nonqualified Deferred Compensation (4)	N/A	$0	$0	$0	$21,515	$0
Gross Up Payment (5)	N/A	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (6)	N/A	$0	$0	$0	$145,940	$0
Life and Health Care Insurance (7)	N/A	$0	$13,596	$0	$101,971	$0
Life Insurance Proceeds (8)	N/A	$0	$0	$0	$0	$500,000
Outplacement Services (9)	N/A	$0	$20,000	$0	$20,000	$0

*	Ms. Bedient is not eligible for early retirement based on service criteria, or for normal retirement based on her age.

Executive Benefits and Payments Upon Termination of L.B. Burrows	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$9,615	$9,615	$797,115	$9,615	$1,584,615	$9,615
WRECO Short Term Incentive Plan	$461,423(U)	$461,423(U)	$1,130,798(C)	$0	$1,800,173(D)	$461,423(U)
WRECO Long Term Incentive Plan	$0(V)	$0(V)	$0(V)	$0	$0(V)	$0(V)
Restricted Stock (2)	$0(E)	$88,876(F)	$22,219(G)	$0(H)	$88,876(I)	$88,876(J)
Stock Options (3)	$673,738(L)	$1,117,362(N)	$784,644(Q)	$0(R)	$1,117,362(S)	$1,117,362(T)
Nonqualified Deferred Compensation (4)	$0	$0	$0	$0	$0	$0
Gross Up Payment (5)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (6)	$0	$0	$0	$0	$415,536	$0
Life and Health Care Insurance (7)	$0	$0	$13,596	$0	$101,971	$0
Life Insurance Proceeds (8)	$0	$0	$0	$0	$0	$500,000
Outplacement Services (9)	$0	$0	$20,000	$0	$20,000	$0

*	Mr. Burrows is eligible for early retirement, but is not eligible for normal retirement based on his age.

Executive Benefits and Payments Upon Termination of T. F. Gideon	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$78,077	$78,077	$970,577	$78,077	$1,863,077	$78,077
Annual Incentive Plan (AIP)	$303,450(A)	$303,450(A)	$946,125(C)	$0	$1,820,700(D)	$303,450(A)
Restricted Stock (2)	$151,643(E)	$810,154(F)	$316,271(G)	$0(H)	$1,194,198(I)	$810,154(J)
Stock Options (3)	$617,599(L)	$3,254,932(N)	$1,634,514(Q)	$0(R)	$3,254,932(S)	$3,254,932(T)
Nonqualified Deferred Compensation (4)	$0	$0	$0	$0	$8,068	$0
Gross Up Payment (5)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (6)	$0	$0	$0	$0	$693,569	$0
Life and Health Care Insurance (7)	$0	$0	$13,596	$0	$101,971	$0
Life Insurance Proceeds (8)	$0	$0	N/A	$0	$0	$500,000
Outplacement Services (9)	$0	$0	$20,000	$0	$20,000	$0

*	Mr. Gideon is eligible for early retirement, but is not eligible for normal retirement based on his age.

Executive Benefits and Payments Upon Termination of S. Chandrasekaran	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$32,154	$32,154	$707,433	$32,154	$1,382,712	$32,154
Annual Incentive Plan (AIP)	$371,250(A)	$371,250(A)	$877,709(C)	$0	$1,384,169(D)	$371,250(A)
Restricted Stock (2)	$158,981(E)	$518,169(F)	$248,778(G)	$0(H)	$669,459(I)	$518,169(J)
Stock Options (3)	$243,296(L)	$1,319,266(N)	$653,155(Q)	$0(R)	$1,319,266(S)	$1,319,266(T)
Nonqualified Deferred Compensation (4)	$0	$0	$0	$0	$0	$0
Gross Up Payment (5)	$0	$0	$0	$0	$0	$0
Benefits and Perquisites:
Increase to Pension (6)	$0	$0	$0	$0	$231,181	$0
Life and Health Care Insurance (7)	$0	$0	$13,596	$0	$101,971	$0
Life Insurance Proceeds (8)	$0	$0	N/A	$0	$0	$500,000
Outplacement Services (9)	$0	$0	$20,000	$0	$20,000	$0

*	Mr. Chandrasekaran is eligible for early retirement, but is not eligible for normal retirement based on his age.

(1)	Severance benefits payable when there is no change in control, unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive.

(2)	Stock option values reflect the intrinsic value of unvested options that will accelerate upon termination or continue to vest upon termination, as of December 31, 2010. Vested options are exercisable for up to 5 years, depending on specific provisions.

(3)	Restricted stock value reflect the intrinsic value of unvested RSUs that will accelerate upon termination or continue to vest upon termination, as of December 31, 2010.

(4)	The amount equal to the value of any premiums on share equivalents under the Deferred Compensation Plan that would be forfeited in connection with the officer’s termination.

(5)	The Company does not provide tax gross up payments for change in control or severance benefits.

(6)	This is an estimated present value of annual increase in pension payments required pursuant to the executive officer's Change in Control Agreement with the Company. The annual incremental increase assumes credit for three additional years of service applied to benefits earned under Formula B and three additional years of age applied to benefits earned under Formula A and Formula B following termination of employment.

(7)	The amount assumes continuation of health care benefits and group term life insurance for the officer following termination due to job elimination or change in control, net of required payroll and income tax withholding.

(8)	Amounts for group supplemental executive term life insurance are 2-1/2 times base salary with a maximum coverage of $700,000 when combined with Company base life amount; base life for all salaried employees is 2 times base salary.

(9)	Outplacement services with a value of up to $20,000 are available following termination. If the services are used by the executive officer, the fees are paid directly to the outplacement service provider.

•	Payment of annual incentive for terminations due to early retirement, disability or death is based on performance and prorated for days of employment during the performance period.

•

Payment of annual incentive calculated as two times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

•

Payment of annual incentive amount calculated as one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

•

Payment of annual incentive calculated as three times the target annual bonus established for the bonus plan year in which the termination occurs plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

•	2010 and 2009 unvested RSUs are cancelled on termination date. 2008 unvested RSUs continue to vest on the normal vesting schedule.

•

Vesting for 2010 unvested RSUs is accelerated on the date of termination. 2009 unvested RSUsare cancelled on termination date. 2008 unvested RSUs continue to vest on the normal vesting schedule following termination.

•

Vesting for the portion of 2010 unvested RSUs that would vest on the next vesting date is accelerated on the date of termination. 2009 unvested RSUsare cancelled on termination date. 2008 unvested RSUs continue to vest on the normal vesting schedule following termination.

•	Unvested RSUs are cancelled upon termination for cause.

•	Vesting for unvested RSUs is accelerated on date of termination.

•

Vesting for 2010 unvested RSUs is accelerated on the date of termination. 009 unvested RSUsare cancelled on termination date. 2008 unvested RSUs continue to vest on the normal vesting schedule following termination.

•

For special grants awarded in 2009, unvested options are forfeited and vested options are exercisable for the remaining term of options. For grants awarded beginning in 2006, unvested options fully vest and are exercisable for the remaining term of options. For grants awarded prior to 2006, normal vesting continues and options are exercisable until the earlier of five years following termination or remaining term of options.

•

For grants awarded in 2010, unvested options are forfeited and vested options are exercisable for 60 months after termination. For special grants awarded in 2009, unvested options are forfeited and vested options are exercisable until the earlier of five years following termination or remaining term of options. For all other grants awarded, normal vesting continues and options are exercisable until the earlier of five years following termination or remaining term of options.

•

For grants awarded in 2010 and special grants awarded in 2009, unvested options fully vest. The 2010 awards are exercisable for 12 months following termination and the 2009 special awards are exercisable until the earlier of three years following termination or remaining term of options. For grants awarded between 2003 and 2009, normal vesting of options continues and options are exercisable until the earlier of three years following termination or remaining term of options. For grants awarded prior to 2003, unvested options are cancelled upon termination, and vested options are exercisable for three months.

•

For grants awarded in 2010 and special grants awarded in 2009, unvested options fully vest. The 2010 awards are exercisable for 12 months following termination and the 2009 special awards are exercisable until the earlier of three years following termination or remaining term of options. For grants awarded between 2003 and 2009, normal vesting of options continues and options are exercisable until the earlier of five years following termination or remaining term of options. For grants awarded prior to 2003, unvested options are cancelled upon termination, and vested options are exercisable for three months.

•

For special grants awarded in 2009, a prorated number of options vest and are exercisable until the earlier of three years following termination or remaining term of options. For other grants awarded beginning in 2006, all unvested options fully vest and are exercisable for the remaining term of options. For grants awarded prior to 2006, normal vesting of options continues following termination and options are exercisable until the earlier of five years following termination or remaining term of options.

•

For grants awarded in 2010, options continue to vest for one year and options are exercisable for 36 months following termination. For special grants awarded in 2009, a prorated number of options vest and are exercisable until the earlier of three years following termination or remaining term of options. For all other grants, normal vesting of options continues following termination and options are exercisable until the earlier of three years following termination or remaining term of options.

•

For grants awarded in 2010, options continue to vest for one year and are exercisable for 60 months following termination. For special grants awarded in 2009, a prorated number of options vest and are exercisable until the earlier of three years following termination or remaining term of options. For all other grants, normal vesting of options continues following termination and options are exercisable until the earlier of five years following termination or remaining term of options.

•

For grants awarded beginning in 2006, all outstanding options (vested and unvested) are cancelled upon termination. For grants awarded prior to 2006, unvested options are cancelled upon termination and vested options are exercisable for three months following termination (unless the officer is eligible for early or normal retirement).

•	In the event of a change in control of the Company, all outstanding stock options held by the officer become vested and may be exercised for the remaining term of the grant.

•

For grants awarded in 2010, unvested options fully vest and are exercisable for 12 months after the officer's death. For grants awarded prior to 2010, unvested options fully vest and are exercisable until the earlier of two years after the officer's death or remaining term of options.

•

Payment of awards for participants of the Weyerhaeuser Real Estate Company Management Short Term Incentive Plan who terminate employment due to early retirement, normal retirement, disability or death is based on performance and prorated for days of employment during the performance period.

•

Participants in the Weyerhaeuser Real Estate Company Management Long Term Incentive Plan who terminate employment due to early retirement, normal retirement, job elimination, disability or death retain existing shares previously granted and are eligible for payment at the end of the plan period. The plan period of 2008-2010 did not fund. The plan period of 2009-2011 is not expected to fund. Shares awarded for plan period 2010-2012 were cancelled when Mr. Burrows became SVP Wood Products.

ITEM 2—BOARD PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO GIVE SHAREHOLDERS THE RIGHT TO CALL SPECIAL MEETINGS

The board is proposing to amend the Company’s Articles of Incorporation to give shareholders the right to call special meetings.

The board regularly reviews the Company’s corporate governance practices and has made a number of changes over the last few years as standards of corporate governance and views of shareholders have evolved. The board has determined that amending the Company’s Articles of Incorporation give shareholders the right to call special meetings is in the best interests of the Company and its shareholders.

The Company’s Articles of Incorporation currently provide that a special meeting of shareholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the members of the board then in office. The board is committed to sound corporate governance practices and is mindful of the approval of a shareholder proposal by a majority of votes cast at our 2010 annual meeting of shareholders to allow the holders of 10% of our outstanding common shares to call a special meeting. Following careful consideration of the implications of that proposal, the board, upon the recommendation of both the Governance and Corporate Responsibility Committee and the Compensation Committee, has determined that it is appropriate to propose an amendment to the Company’s Articles of Incorporation to allow the holders of not less than 25% of our outstanding common shares to call a special meeting.

The board believes that establishing an ownership threshold of 25% of our outstanding common shares for the right to call a special meeting strikes a reasonable balance between ensuring accountability to shareholders and protecting against the risk that a small minority of shareholders could call special meetings to advance their own, potentially conflicting, interests that could be extremely disruptive to the conduct of the Company’s operations, require significant attention from our board and management, create major confusion for other shareholders, and impose significant administrative and financial burdens on the Company. We believe that allowing holders of 25% of outstanding shares to call a special meeting, when added to our other existing governance mechanisms, will afford management and the board the ability to respond to proposals and concerns of all shareholders, regardless of their level of share ownership.

Proposed Amendment to Articles of Incorporation

The board of directors proposes that shareholders approve the following amendment to Article IX of the Company’s Articles of Incorporation:

ARTICLE IX

Except as otherwise required by law and subject to the rights of the holders of any class of shares having a preference over the common shares as to dividends or upon liquidation, special meeting of shareholders of the corporation may be called by (i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors or (ii) upon the written request of the holders of at least 25% of the outstanding voting stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting in accordance with the requirements set forth in the Bylaws of the corporation.

Vote Required

The board of directors has approved these amendments to our Articles of Incorporation and recommends that our shareholders approve this proposal. If this proposal is approved by the requisite vote of shareholders, the board will restate our Articles of Incorporation as described above and file the Company’s Articles of Incorporation with the Secretary of State of the State of Washington. We anticipate that this filing would be made as promptly as reasonably practicable following the 2011 Annual Meeting.

This proposal to amend our Articles of Incorporation requires the affirmative vote of the holders of at least a majority of our voting shares. Any action other than a vote for this proposal, such as an abstention or failure to return a proxy card, will have the same effect as a vote against this proposal.

Amendment to Bylaws

The Company’s Bylaws also currently provide that a special meeting of shareholders may be called only by the board. If this proposal is approved by shareholders, the board of directors will amend the Company’s Bylaws to allow the holders of not less than 25% of our outstanding common shares to call a special meeting of shareholders. In such event, the Bylaws also will be amended to provide for advance notice procedures for special meetings similar to those currently in place for shareholders to bring an item of business for an annual meeting. The full text of the amendment to the Bylaws, marked to show changes, is attached as Exhibit A to this proxy statement.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

ITEM 3—MANAGEMENT PROPOSAL TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

The Compensation Committee continues to refine the Company’s executive compensation structure and process, consistent with evolving governance practices and reflecting shareholder views. Compensation and governance practices implemented in recent years include the following:

•

Long-term incentive grants for executive officers beginning in 2011 include a mix of forms of equity, with half of the value of the award granted as performance shares, 1/4 of the value of the award granted as stock options and 1/4 of the value of the award granted as time-vested restricted share units.

•

Performance shares will be earned based on the Company’s performance against cash flow targets and relative total shareholder return over a two-year period, with 50% of the shares earned vesting over an additional two-year period.

•

Short-term incentive programs are funded based primarily on the absolute financial performance of each individual business and partly based on the performance of the business against certain metrics approved for the business in advance, such as competitive performance, financial measures and performance against strategic goals.

•	The CEO has no employment contract.
•	Tax gross-ups were eliminated.

•	Single triggers in the Company’s change-in-control plans were eliminated.
•	Change-in-control benefits for a termination occurring in the period six months prior to a change-in-control were eliminated.
•	Severance benefits of a prorated annual bonus calculated based on the executive’s target annual bonus were changed to be calculated based on the actual bonus paid.
•	Majority election of directors was implemented.
•	The Company’s Articles of Incorporation were amended to provide for annual election of directors.
•	Supermajority voting provisions were deleted from the Company’s Articles of Incorporation.
•

The board amended the Company’s Articles of Incorporation, contingent on shareholder approval, to allow shareholders owning at least 25% of the outstanding common shares to call special shareholder meetings.

•	The board elected an independent director as chairman.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to focus decision-making and behavior on goals that are consistent with the overall business strategy, reinforce a pay-for-performance culture and allow the Company to attract and retain employees with the skills critical to the Company’s long-term success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, the realization of increased shareholder value and the achievement of individual goals. Please read the “Compensation Discussion and Analysis” beginning on page 16 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

To achieve these objectives, Weyerhaeuser uses a mix of base pay, incentive opportunities (short and long-term), and other benefits and rewards. The various components of the compensation program are intended to be competitive in the market and to enable the Company to attract and retain key talent, while concentrating a majority of the executives’ reward opportunities in at-risk incentive pay that requires performance against measurable objectives to achieve payouts. The design of the compensation program is intended to support the

Company’s overall business objectives and to increase long-term shareholder value.

Weyerhaeuser has made significant changes to its asset portfolio in recent years and has decreased its emphasis on being an integrated forest products company to focus more on its core timberlands assets. As a result, the diversity of its asset portfolio has decreased and the Company’s businesses have increased their dependence on the housing industry, which has faced unprecedented challenges in the last few years. Consequently, the Company incurred significant losses in 2008 and 2009. To address the Company’s poor financial performance, a number of facilities were closed or indefinitely curtailed, businesses were restructured, facilities and businesses were sold, the Company’s support functions were reorganized and significant numbers of business and function employees were laid off. In December 2009, the board of directors determined that electing to be taxed as a real estate investment trust (“REIT”) would be in the best interest of shareholders. During 2010, the Company completed the steps necessary for conversion to a REIT, including announcing in December 2010 its on-going dividend policy. The Company is now operating as a REIT and will elect to be taxed as a REIT when it files its federal tax returns for fiscal 2010.

Based on the Company’s commitment to deliver pay for performance and in light of the Company’s financial performance, from 2007 through 2009, no bonuses were paid to executives under the Company’s short-term incentive plan; long-term incentive grants in the form of performance shares did not pay out; salaries for executive officers were frozen in 2009 and the CEO did not accept an increase in his base salary again in 2010; and Company’s matching contributions to the 401(k) plan were suspended until mid-2010. A significant percentage of the long-term incentives granted to executive officers over the last eight years in the form of options remain “underwater,” meaning the stock price is less than the exercise price of the options.

In relation to the shift in the Company’s businesses, and in light of the very challenging economic environment faced by the Company’s businesses in the last few years, the Compensation Committee redesigned the Company’s annual incentive program in 2009, effective in 2010, to be easier for employees to understand and to give employees a clearer view of the effect of their efforts in improving business performance on their compensation. This program is described in greater detail under the heading “Compensation Discussion and Analysis.”

In 2010, the Compensation Committee completed its review and redesign of the Company’s long-term incentive program to provide a stronger linkage to pay to performance. The new long-term incentive program, which was effective for grants made to executive officer in 2011, provides that 50% of the value of the grant must be in the form of performance shares, 25% of the value of the grant in the form of stock options and 25% in the form of time-vested restricted shares. A target number of performance shares were granted to the forestry business executive officers in 2011. The number of performance shares actually earned will be based on the Company’s performance against cash flow metrics during 2011 adjusted up or down based on the Company’s two-year total shareholder return (“TSR”) relative to the S&P 500 during 2011 and 2012. Further details regarding the performance shares can be found under the heading “Compensation Discussion and Analysis – Overview – The Redesigned Long-Term Incentive Program Effective 2011.” In 2010, the transition year to becoming a REIT, the Compensation Committee focused on retention of executive skills and share appreciation through the granting of long-term incentives in the form of stock options and time-vested restricted share units. The Company continues to face significant challenges, but returned to profitability in 2010 and has positioned itself to take advantage of improvements in the economy and to improve its total shareholder returns.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

ITEM 4—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included on page 50 of this proxy statement. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Weyerhaeuser. Therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us every year with their views on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking the views of, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach to soliciting views on the Company’s executive compensation programs and practices, and we look forward to hearing from our shareholders on this Proposal.

You may vote for your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure will include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

ITEM 5—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE APPOINTMENT OF AUDITORS

KPMG LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s consolidated financial statements for fiscal year 2010. The Audit Committee has appointed KPMG LLP to serve as its independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for fiscal year 2011 and the Company’s system of internal controls over financial reporting.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the board of directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

SHAREHOLDER RIGHTS PLAN POLICY

In 2004, the board of directors adopted a shareholder rights plan policy. The policy provides that the board must obtain shareholder approval prior to adopting any shareholder rights plan. However, the board may act on its own to adopt a shareholder rights plan if a majority of the independent directors, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

CONFIDENTIAL VOTING POLICY

In 1991, the board of directors adopted a confidential voting policy to protect our shareholders’ voting privacy. The policy provides that ballots, proxy forms and voting instructions returned to banks, brokerage firms and other holders of record must be kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of election have access to the ballots, proxy forms and voting instructions. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if:

•	disclosure is required by applicable law,
•	a shareholder authorizes disclosure or
•	to resolve legal claims or disputes regarding ballots, proxy forms or votes, or the accuracy of any vote tabulation.

In the event the Company receives notice of a proxy contest, the Company will request that the proponent and all agents and other persons engaged by the proponent agree to this voting policy. The Company will not be bound to comply with this policy during a proxy contest if the proponent is not willing to be bound by the policy as well.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, audited the financial statements and internal control over financial reporting of the Company and subsidiaries for 2010 and has been selected to do so for 2011. Representatives of KPMG LLP are expected to be present at the annual meeting and will able to speak if they wish to do so and will be available to answer appropriate questions.

The Company was billed for professional services provided during fiscal years 2009 and 2010 by KPMG LLP in the amounts set out in the following table. The Audit Committee of the board of directors has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount 2010	Fee Amount 2009
Audit Fees (1) (2)	$5,360,000	$5,896,300
Audit Related Fees (2)	$441,000	$417,000
Tax Fees (3)	$7,000	$51,000
All Other Fees	$0	$0
Total	$5,808,000	$6,364,300

(1)	Audit Fees, including those for statutory audits and audits of the Company’s joint ventures, include the aggregate fees for the fiscal years ended December 31, 2009 and December 31, 2010, for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-K and Forms 10-Q. Audit Fees include fees for the audit of the Company’s internal control over financial reporting.

(2)	Primarily fees for services rendered in support of employee benefit plan audits.

(3)	Fees for services rendered related principally to international tax services.

The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the committee to one or more of its members and the committee may delegate to management the authority to approve certain specified audit related services up to a limited amount of fees. If authority to approve services has been delegated, any such approval of services must be reported to the committee at its next scheduled meeting. During fiscal 2009 and 2010, 0.80% and 0.12%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees).

PROXY SOLICITATION EXPENSES

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

OTHER BUSINESS

The board of directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholders who wish to present proposals in accordance with the SEC Rule 14a-8 for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so they are received by the Corporate Secretary at the Company’s executive offices no later than the close of business on October 28, 2011. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

The Company’s Bylaws provide that a shareholder may bring business before our annual meeting if it is appropriate for consideration at an annual meeting and is presented properly for consideration. If a shareholder wishes to bring business to a meeting for consideration under the Bylaws rather than under the SEC rules, the shareholder must give the Corporate Secretary written notice of the shareholder’s intent to do so. The notice must be delivered to the Corporate Secretary no later than 90 days and no earlier than 120 days before the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

The Company’s Bylaws also establish procedures for shareholder nominations for elections of directors of the Company. Any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors. The nomination will be effective only if the shareholder delivers written notice of the shareholder’s intent to make a nomination to the Corporate Secretary no later than 90 days or earlier than 120 days prior to the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

To be in proper form, a shareholder’s notice must include specific information concerning the proposal or the nominee as described in our Bylaws and in SEC rules. In addition, to be eligible to be a nominee, the person must be able to make certain agreements with the Company as described in our Bylaws. A shareholder who wishes to submit a proposal or a nomination is encouraged to consult independent counsel about our Bylaw and SEC requirements. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the Bylaw, SEC and other applicable requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2011 annual meeting should be addressed to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777.

Public disclosure of the date of the 2011 annual meeting was made in the Notice of 2010 Annual Meeting of Shareholders and Proxy Statement. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2011 annual meeting is April 12, 2012.

For the Board of Directors

CLAIRE S. GRACE

Vice President and Corporate Secretary

Federal Way, Washington

March 9, 2011

Exhibit A

BYLAWS OF WEYERHAEUSER COMPANY

At the December board meeting, the directors approved an amendment to the Company’s Articles of Incorporation, contingent on shareholder approval, to give shareholders owning at least 25% of the Company’s outstanding common shares the right to call special meetings. he amendment is described in Item 2 of this proxy statement. If shareholders approve the amendment to the Company’s Articles of Incorporation, the board of directors will amend Article II, Section 2 of the Company’s Bylaws to give shareholders the right to call special meetings and to provide the process for doing so as follows:

‘2.   (a) ~~Special meetings of shareholders shall be held at such time and place as shall be stated in the notice of special meeting solely for such purpose or purposes as may be stated in the notice of said meeting. Except as otherwise specifically required by law and subject to the rights of the holders of any class or series of stock having a preference over the common shares as to dividends or upon liquidation, special~~ Special meetings of shareholders may be called ~~only~~ by (i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors (as defined in Section 1 of Article III) or (ii) upon the written request of the holders of at least 25% of the outstanding voting stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting.

‘(b) A request for a special meeting shall be delivered personally or sent by registered mail to the Secretary of the Corporation at its principal executive offices and shall be signed and dated by each shareholder of record (or a duly authorized agent of such shareholder) requesting the special meeting (each, a “Requesting Shareholder”) and shall include (i) the name and address of each Requesting Shareholder; (ii) the class and number of shares of the Corporation beneficially owned by each; (iii) a statement of the specific purpose or purposes of the special meeting, including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend these Bylaws or the Corporation’s Articles of Incorporation, the language of the proposed amendment; (iv) the information required by Section 1(c) of this Article II or Article III, Section 2, as applicable; and v) an acknowledgement by the Requesting Shareholders and the beneficial owners, if any, on whose behalf the special meeting request is being made that a disposition of shares of the Corporation’s capital stock owned of record or beneficially as of the date on which the special meeting request in respect of such shares is delivered to the Secretary that is made at any time prior to the special meeting shall constitute a revocation of such special meeting request with respect to such disposed shares.

‘(c) If the Board of Directors determines that the special meeting request complies with the Corporation’s Articles of Incorporation and the provisions of these Bylaws and that the proposal to be considered or business to be conducted is a proper subject for shareholder action under applicable law, the Board of Directors shall call and send notice of a special meeting for the purpose set forth in the special meeting request. Special meetings of shareholders shall be held at such time and place as shall be stated in the notice of special meeting solely for such purpose or purposes as may be stated in the notice of said meeting; provided, however, that in the case of a special meeting requested by the shareholders, the date of any such special meeting shall not be more than 90 days after the special meeting request that satisfies the requirements of this Section 2 is received by the Secretary.’

A-1

TO REACH CORPORATE

HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from the city center, following the signs for “Tacoma/Portland.” Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the signs for “Tacoma/Portland” and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway and go through two lights to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the traffic circle. Take the second exit out of the traffic circle. Take the next right into the East Entrance (approximately 1 block) and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Highway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Weyerhaeuser

INTERNET

http://www.proxyvoting.com/wy

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

90754

FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please mark your votes as indicated in this example

The Board of Directors recommends a vote “FOR” each of the following nominees.

1. Election of directors.

FOR AGAINST ABSTAIN

1.1 Wayne W. Murdy

1.2 John I. Kieckhefer

1.3 Charles R. Williamson

The Board of Directors recommends a vote “FOR” items 2, 3, 4, and 5.

FOR AGAINST ABSTAIN

Item 2. Proposal to amend the Articles of Incorporation to give shareholders the right to call special meetings

Item 3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation

Management recommends a vote for Shareholder approval every year.

1 YEAR 2 YEARS 3 YEARS ABSTAIN

Item 4. Advisory vote on the frequency of the advisory vote on executive compensation

FOR AGAINST ABSTAIN

Item 5. Approval, on an advisory basis, of the appointment of auditors

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED BELOW TO OBTAIN ADMISSION TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH THIS PROXY CARD IF YOU VOTE BY MAIL.

ADMISSION TICKET

Weyerhaeuser

Annual Meeting of the Shareholders

Date – April 14, 2011

Time – 9:00 a.m. Pacific Time

Location – Weyerhaeuser Company

Corporate Headquarters Building

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

ADMITTANCE MAY BE DENIED WITHOUT A TICKET

Please present this admission ticket for admittance to the Annual Meeting.

If you plan to attend the Annual Meeting in person, do not return this admission ticket with the proxy card if you vote your shares by mail.

For security purposes, no banners, placards, signs, literature for distribution or cameras may be taken into the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at:

http://bnymellon.mobular.net/bnymellon/wy

FOLD AND DETACH HERE

Weyerhaeuser

ANNUAL MEETING OF SHAREHOLDERS

APRIL 14, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles R. Williamson, Daniel S. Fulton and Claire S. Grace, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Thursday, April 14, 2011, at 9 am, and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), or Weyerhaeuser Company Ltd. Investment Growth Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 90754